Exhibit 10.32
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
among
BRIGHAM OIL & GAS, L.P.,
as Borrower,
BRIGHAM EXPLORATION COMPANY,
and
BRIGHAM, INC.,
as Guarantors,
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,
BANK OF AMERICA, N.A.,
as Administrative Agent and as Issuing Lender
CAPITAL ONE, NATIONAL ASSOCIATION
and
NATIXIS,
as Co-Documentation Agents,
and
BNP PARIBAS
and
THE ROYAL BANK OF SCOTLAND plc,
as Co-Syndication Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arranger and Book Manager
February 23, 2011

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Notice of Conversion or Continuation
Exhibit E	—	Form of Note
Exhibit F	—	Form of Mortgage Amendment
SCHEDULES:

Schedule 1	—	Commitments and Pro Rata Shares
Schedule 4.01	—	Subsidiaries
Schedule 4.10	—	Title
Schedule 4.14	—	Gas Contracts
Schedule 4.16	—	Material Agreements
Schedule 6.01	—	Permitted Liens
Schedule 6.02	—	Permitted Debt
Schedule 6.02(f)	—	Additional Permitted Debt
Schedule 6.07	—	Permitted Investments
Schedule 10.02	—	Notice Information

v

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fifth Amended and Restated Credit Agreement dated as of February 23, 2011 is among Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), Brigham Exploration Company, a Delaware corporation (“Brigham Exploration”), Brigham, Inc., a Nevada corporation (the “General Partner”), the lenders party hereto from time to time (“Lenders”), Bank of America, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Lead Arranger (the “Lead Arranger”).
INTRODUCTION
A. The Borrower, the Guarantors (as defined below), the lenders party thereto, and Bank of America, N.A., as agent, are parties to that certain Fourth Amended and Restated Credit Agreement dated June 29, 2005, as heretofore amended (as so amended, the “Existing Senior Credit Agreement”).
B. The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Senior Credit Agreement in its entirety. To evidence the credit facility requested hereunder, the Borrower, the Lenders and the Administrative Agent have agreed that this Agreement is an amendment and restatement of the Existing Senior Credit Agreement, not a new or substitute credit agreement or novation of the Existing Senior Credit Agreement, and each reference to an “Advance” or a “Letter of Credit” shall include each Advance made and each Letter of Credit issued heretofore under the Existing Senior Credit Agreement as well as each Advance made and each Letter of Credit issued hereafter under this Agreement.
Therefore, the Borrower, the Guarantors, the Lenders, the Issuing Lender and the Administrative Agent agree that the Existing Senior Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.
“Administrative Agent” means Bank of America, N.A., in its capacity as agent pursuant to Article IX, and any successor agent pursuant to Section 9.06.

“Administrative Agent’s Fee Letter” means the letter dated February 1, 2011 among the Borrower, the Lead Arranger, and the Administrative Agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.
“Advance Payment Contract” means any contract whereby any Person either receives or becomes entitled to receive (either directly or indirectly through a third party for such Person’s account or benefit) any payment (an “Advance Payment”) to be applied toward the payment of the purchase price of Hydrocarbons produced or to be produced from any Properties owned by such Person and which Advance Payment is paid or to be paid more than 90 days in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, and the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to become applied as payment for a portion only of the purchase price thereof or for a percentage or a share of such production.
“Affiliate” of any Person means any Person directly or indirectly controlled by, controlling or under common control with such first Person. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.
“Agents” means the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents.
“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Applicable Margin” means, as of any date of determination, with respect to any Base Rate Advance, Eurodollar Rate Advance, commitment fees or Letter of Credit Fees hereunder, the following percentages determined as a function of the Borrower’s Utilization Percentage determined as of the last day of the immediately preceding fiscal quarter:

	Eurodollar Rate	Base Rate
Utilization Percentage	Advances	Advances	Commitment Fees
≥ 90%	2.75%	1.75%	0.500%
≥ 75% and < 90%	2.50%	1.50%	0.500%
≥ 50% and < 75%	2.25%	1.25%	0.500%
< 50%	2.00%	1.00%	0.500%
Initially, the Applicable Margin shall be determined based upon the Utilization Percentage in effect on the Closing Date. Thereafter, each change in the Applicable Margin resulting from a change in the Utilization Percentage determined as of the last day of each fiscal quarter shall be effective commencing on the first date of the immediately succeeding fiscal quarter and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A or any other form approved by the Administrative Agent.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of the following: (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a).
“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proved Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means the aggregate outstanding amount, if any, by which the sum of the Advances plus the Letter of Credit Exposure exceeds the lesser of the (i) Borrowing Base and (ii) the aggregate Commitments.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateral” has the meaning specified in Section 2.07(g).
“Cash Collateralize” has the meaning specified in Section 2.07(g).
“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within eighteen months or less from the date of acquisition thereof, (b) commercial paper and other corporate debt obligations maturing within eighteen months from the date of acquisition thereof rated in the highest or second highest grade by Standard and Poor’s Ratings Group (“S&P”) and by Moody’s Investors Service, Inc. (“Moody’s”), (c) deposits maturing within eighteen months from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States, Canada or England or any other bank or trust company which is organized under the laws of the United States, Canada or England or any state or province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of not lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, and (d) interests in money market funds investing 90% or more in investments described in clauses (a) through (c) of this definition.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and to have been adopted after the Closing Date.

“Change of Control” means any of the following: (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of Brigham Exploration; (b) Brigham Exploration is merged with or into or consolidated with another Person except as otherwise permitted by Section 6.04; (c) Brigham Exploration, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Brigham Exploration and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04; (d) the first day on which a majority of the individuals who constitute the Board of Directors of Brigham Exploration are not Continuing Directors or (e) Brigham Exploration shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.
“Closing Date” means the date on which the conditions set forth in Section 3.01 are satisfied, which date shall not be later than March 31, 2011.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Collateral” means Property of the Credit Parties, now owned or hereafter acquired, that is subject to any Lien in favor of the Administrative Agent, the Lenders, the Issuing Bank or any Swap Counterparty to secure, directly or indirectly, the Obligations of the Credit Parties under the Loan Documents.
“Commitment” means, for any Lender, the amount set opposite such Lender’s name on Schedule 1 as its “Commitment”, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The original aggregate amount of the Commitments is $600,000,000.
“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.
“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of Brigham Exploration.

“Consolidated Net Income” means, with respect to Brigham Exploration and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Brigham Exploration and its consolidated Subsidiaries after allowances for taxes for such period as determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from the calculation of such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Brigham Exploration or any consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Brigham Exploration or to a consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.
“Continuing Director” means an individual who (a) is a member of the Board of Directors of Brigham Exploration and (b) either (i) was a member of the Board of Directors of Brigham Exploration on the Closing Date or (ii) whose nomination for election or election to the Board of Directors of Brigham Exploration was approved by vote of at least two-thirds of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.
“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).
“Credit Parties” means the Borrower and the Guarantors.
“Debt,” for any Person, means without duplication:
(a) indebtedness of such Person for borrowed money;
(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c) obligations of such Person (whether contingent or otherwise) in respect to letters of credit, bankers’ acceptances, and similar instruments, and agreements relating to the issuance of letters of credit or acceptance financing;
(d) all noncontingent reimbursement obligations of such Person in respect to surety or other bonds;
(e) obligations of such Person to pay the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, or contested in good faith, and accrued current liabilities incurred in the ordinary course of business);

(f) all obligations of such Person under Capital Leases;
(g) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);
(h) obligations of such Person under any Advance Payment Contract;
(i) obligations of such Person to redeem preferred stock of such Person;
(j) any obligations of such Person in connection with any volumetric production payments;
(k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and
(l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) secured by any Lien on or in respect of any Property of such Person; provided that if such Person has not assumed or otherwise become liable in respect of such Debt, the amount of Debt of such Person shall be limited to the lesser of (a) the fair market value of the Property serving such indebtedness or obligations and (b) the outstanding amount of such indebtedness or obligations.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letter of Credit Exposure required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, with respect to clauses (a) and (b), the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding; provided, that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
“Disposition” shall have the meaning set forth in Section 6.05.
“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, without duplication, for Brigham Exploration and its consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, Interest Expense, taxes, depreciation, depletion, amortization and other non-cash charges for such period, minus (c) to the extent added in determining Consolidated Net Income for such period, all non-cash income during such period, in each case determined in accordance with GAAP and without duplication of amounts.
“Eligible Assignee” means any person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) and that has received all consents, if any, required under Section 10.06(b)(iii).
“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.
“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).
“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.
“Environmental Law” means, as to any Credit Party, all Legal Requirements or common law theories applicable to any Credit Party arising from, relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.
“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.
“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Event of Default” has the meaning specified in Section 7.01.

“Excepted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Properties or customary landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) any Liens reserved in leases, farmout agreements, exploration agreements, operating agreements or participation agreements for rent, or royalties, or other production proceeds and for compliance with the terms of such agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in the title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) minor defects in the chain of title to the Properties that are customarily accepted in the oil and gas industry, provided, however, that none of such defects interfere with the ordinary conduct of the business of any of the Credit Parties or materially detract from the value or use of the Property to which such defects apply.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Mortgages” means the collective reference to every Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement from the Borrower to the Trustee named therein and the Administrative Agent (or any successor thereto), covering the assets of the Borrower located in the continental United States, as amended prior to the Closing Date.
“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
“Financial Statements” means (a) the audited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at December 31, 2009 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal year ended on such date and (b) the unaudited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at September 30, 2010 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal quarter ended on such date.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” means at any time the outstanding principal amount of all Debt of Brigham Exploration and its consolidated Subsidiaries of the types described in clauses (a), (b), (c) (other than undrawn or unfunded amounts under letters of credit, bankers’ acceptances and similar instruments), (d) (but only to the extent consisting of obligations to reimburse amounts actually funded under surety or other bonds), (i) and (j) of the definition of “Debt”, including, without duplication, obligations of such Person under direct or indirect guaranties in respect of Debt of the kinds referred to above and Debt of the kinds referred to above secured by any Lien on or in respect of any Property of such Person, in each case calculated on a consolidated basis as of such time.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03 (including any incorporation therein of international financial accounting standards).
“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.
“Guarantor” means Brigham Exploration, the General Partner, and each Material Subsidiary of the Borrower or of Brigham Exploration (if any) that becomes a guarantor of the Obligations as contemplated in Section 5.12.
“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
“Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option, forward sale or purchase or other contract (excluding sales contracts with fixed or floating prices for Hydrocarbons sold) that is intended to manage, reduce or eliminate the risk of fluctuations in the price of Hydrocarbons (including any such contract made to offset or unwind, in whole or in part, the position taken in any other such contract).
“Hydrocarbon Interests” means (a) all oil and gas and/or oil, gas and mineral leases and leasehold interests, fee mineral interests, term mineral interests, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar interests or estates including any reversionary or carried interests relating to any of the foregoing and interests under any exploration agreements, operating agreements and participation agreements, and (b) all production units and drilling and spacing units (and the Properties covered thereby) which may affect all or any portion of such interests including those units and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Federal, state or other governmental body or agency having jurisdiction.
“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons and all products, by-products, and other substances of value derived, refined or separated therefrom.
“Independent Engineer” means Cawley, Gillespie & Associates, Inc. or any other engineering firm reasonably acceptable to either the Administrative Agent or the Majority Lenders.
“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
“Interest Expense” means, for Brigham Exploration and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a hedge, rate swap, collar, floor, cap, option, or similar arrangement between the Borrower and one or more financial institutions that is intended to manage, reduce or eliminate the risk of fluctuations in interest rates (including any such contract made to offset or unwind, in whole or in part, the position taken in any other such contract).
“Interest Period” means the period commencing on the date of a Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurodollar Rate Advance and ending on the date one, two or three months (or, subject to availability, six months) thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation, as the case may be; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the General Partner, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
“Investment” means any investment, made directly or indirectly, in any Person, whether by acquisition of Equity Interests, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means Bank of America, and any successor issuing bank pursuant to Section 9.06.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X, which is applicable to such Person.
“Lender” means each Lender that has a Commitment hereunder or is the holder of an Advance.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means, individually, any letter of credit issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.
“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.
“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and any other agreements, documents, and instruments entered into in connection with or relating thereto.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Unreimbursed Amounts at such time, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.

“Letter of Credit Fee” has the meaning ascribed to such term in Section 2.08(b)(i).
“Letter of Credit Sublimit” means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.
“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
“Loan Documents” means this Agreement, the Notes, the Administrative Agent’s Fee Letter, the Letter of Credit Documents, the Security Instruments, the officers’ certificates delivered under this Agreement, and each other agreement that is executed by any Credit Party at any time in connection with this Agreement.
“Majority Lenders” means, at any time, the Administrative Agent and Lenders holding more than 50% of the then aggregate unpaid principal amount of the Notes held by the Lenders and the Letter of Credit Exposure of the Lenders at such time; provided that, if no Advances or Letter of Credit Exposure is then outstanding, “Majority Lenders” shall mean the Administrative Agent and Lenders having more than 50% of the aggregate amount of the Commitments at such time “provided further that the Commitment of, and the portion of the unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders”.
“Material Adverse Change” means (a) a material adverse change in the business, Property (including the Oil and Gas Properties), assets, liabilities, operations or financial condition of Brigham Exploration and its Subsidiaries, taken as a whole, (b) a material adverse effect on any Credit Party’s ability to perform its obligations under the Loan Documents and (c) a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.
“Material Subsidiary” means a Subsidiary of Brigham Exploration that (i) owns Oil and Gas Properties included in the Borrowing Base and (ii) has assets in excess of 10% of the total consolidated assets of Brigham Exploration and its consolidated Subsidiaries; provided, however that Subsidiaries that are not Guarantors shall not have assets in excess of 15% of the total consolidated assets of Brigham Exploration and its consolidated Subsidiaries.
“Maturity Date” means February 23, 2016.
“Maximum Permitted Senior Note Amount” means $300,000,000.
“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Midstream Entity” means the Person in which the Credit Parties make Investments permitted under Section 6.07(a)(v) that is designated by the Borrower to the Administrative Agent as the “Midstream Entity”. The Borrower may make only one such designation under this Agreement. The Midstream Entity may or may not, at the Borrower’s election, be a Person that would be required by GAAP to be included on Brigham Exploration’s consolidated financial statements.
“Midstream Transactions” has the meaning ascribed to such term in Section 6.07(a)(v).
“Mortgage Amendments” means each of the mortgage amendments or deed of trust amendments to be entered into on or before the Closing Date to amend the Existing Mortgages in substantially the form of the attached Exhibit F.
“Mortgages” means, collectively, each Mortgage Amendment or any other mortgage or deed of trust executed by any one or more of the Borrower and its Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, as the same may be amended, modified, restated or supplemented from time-to-time, and “Mortgages” shall mean all of such Mortgages collectively.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Net Leverage Ratio” means for Brigham Exploration and its consolidated Subsidiaries, as of the end of any fiscal quarter, the ratio of (a) Funded Debt as of such date minus cash and Cash Equivalents of Brigham Exploration and its consolidated Subsidiaries as of such date not subject to any Liens (other than Liens securing the Obligations and customary Liens in favor of the bank, broker or other party with whom the accounts for such cash and Cash Equivalents are maintained (other than Liens consisting of margin to secure or provide cover for market exposures)) to (b) EBITDA calculated for the four fiscal quarters then ended.
“Non-Proved Properties” means Oil and Gas Properties to which no Proved Reserves are attributed at the time in question.
“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.
“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit C signed by a Responsible Officer of the General Partner.
“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit D signed by a Responsible Officer of the General Partner.
“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Credit Party to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Exposure and (b) all obligations of any Credit Party owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement, but excluding any transactions or confirmations entered into after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender.

“Oil and Gas Properties” means (a) all Hydrocarbon Interests to which Proved Reserves are properly attributed; (b) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to such Hydrocarbon Interests, including all oil in tanks; (c) all accounts receivable attributable to such Hydrocarbon Interests (including accounts resulting from the sale of Hydrocarbons attributable to such Hydrocarbon Interests at the wellhead); (d) all operating agreements, contracts, agreements, and other contract rights related to such Hydrocarbon Interests and to the production, sale, purchase, exchange, or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all lease-level real and personal Property used directly for or held for use directly for the operation, working, development, exploration, or production of such Hydrocarbon Interests, including all lease-level oil and gas treating, storage, and handling equipment; and (f) all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Participant” has the meaning specified in Section 10.06(d).
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Borrower dated as of December 30, 1997, as heretofore or hereafter amended, supplemented or restated from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.
“Permitted Liens” has the meaning ascribed to such term in Section 6.01.
“Permitted Senior Notes” means senior unsecured notes issued by Brigham Exploration pursuant to one or more Senior Note Indentures in compliance with Section 6.02(h).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
“Pledge Agreements” means each of the Third Amended and Restated Pledge Agreements, executed by each of Brigham Exploration and the General Partner, as the same may be amended, modified, restated or supplemented from time to time.

“PRMS” means the Petroleum Resources Management System as in effect at the time in question prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations).
“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
“Pro Rata Share” means, with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Lenders at such time.
“Proved Reserves” means “Proved Reserves” as defined in the PRMS.
“Reasonably Forecasted Volumes” means, for any period, the volume of Hydrocarbons reasonably anticipated to be produced from the Borrower’s Oil and Gas Properties during such period, as determined by the Borrower in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association and otherwise pursuant to methodology acceptable to the Administrative Agent in its sole discretion.
“Register” has the meaning set forth in Section 10.06(c).
“Regulations T, U, and X” mean Regulations T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller, (b) with respect to any Person that is a limited liability company, such Person’s managing member or manager (or such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller, if any) or a Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership, a limited partnership, or a limited liability partnership, a Responsible Officer of a general partner of such Person.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Brigham Exploration or warrants, options or other rights to purchase such Equity Interests.
“SEC” means the U.S. Securities and Exchange Commission.
“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge Agreements, (c) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements and the Mortgages, and (d) each other agreement, instrument or document executed at any time in connection with securing the Obligations.
“Senior Note Indenture” means an indenture among Brigham Exploration, as issuer, the Borrower, as a guarantor, any other guarantors party thereto and a trustee, pursuant to which Permitted Senior Notes are issued, as amended or supplemented as permitted by Section 6.18.
“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower. Regardless of whether the Williston Entity or the Midstream Entity is required by GAAP to be included on Brigham Exploration’s consolidated financial statements, and notwithstanding the foregoing or anything to the contrary in any Loan Document, neither the Williston Entity nor the Midstream Entity shall be deemed a “Subsidiary” of Brigham Exploration or any other Credit Party for any purposes of this Agreement or any other Loan Document, including without limitation the calculation of EBITDA, Funded Debt, Interest Expense, Net Leverage Ratio, current assets or current liabilities.

“Supermajority Lenders” means, at any time, the Administrative Agent and Lenders holding at least 66 2/3% of the then aggregate unpaid principal amount of the Notes held by the Lenders and the Letter of Credit Exposure of the Lenders at such time; provided that, if no Advances or Letter of Credit Exposure is then outstanding, “Supermajority Lenders” shall mean the Administrative Agent and Lenders having at least 66 2/3% of the aggregate amount of the Commitments at such time; provided further that the Commitment of, and the portion of the unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
“Swap Counterparty” means any Lender (or Affiliate of a Lender) that is party to a Hydrocarbon Hedge Agreement or Interest Hedge Agreement with the Borrower or any of its Subsidiaries.
“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Type” has the meaning set forth in Section 1.04.
“Unreimbursed Amount” has the meaning specified in Section 2.07(c)(i).
“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.
“Utilization Percentage” means, at any time, the ratio (expressed as a percentage) at such time of (a) the sum of the aggregate outstanding principal amount of the Advances and the aggregate Letter of Credit Exposure at such time to (b) the lesser of (i) the Commitments or (ii) the Borrowing Base, as applicable, in effect at such time.
“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or equivalent governing body of such Person.

“Williston Entity” means the Person in which the Credit Parties make Investments permitted under Section 6.07(a)(iv) that is designated by the Borrower to the Administrative Agent as the “Williston Entity”. The Borrower may make only one such designation under this Agreement. The Williston Entity may or may not, at the Borrower’s election, be a Person that would be required by GAAP to be included on Brigham Exploration’s consolidated financial statements.
“Williston Transactions” has the meaning ascribed to such term in Section 6.07(a)(iv).
Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Brigham Exploration’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 5.06(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with any financial ratio or requirement set forth herein (including the covenants set forth in Sections 6.16 and 6.19) is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.
Section 1.04 Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.
Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time, after giving effect to all automatic increases or decreases in such amount as provided in such Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
CREDIT FACILITIES
Section 2.01 Revolving Credit Facility.
(a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 and in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
(b) Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
Section 2.02 Borrowing Base.
(a) Borrowing Base. The Borrowing Base as of the Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $325,000,000. Such Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

(b) Calculation of Borrowing Base.
(i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2012, an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 20 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Supermajority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined; provided, however that the failure to give such notice shall not affect the validity of any such redetermination.
(ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2011, an Internal Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 20 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Supermajority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.
(iii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Supermajority Lenders (or all the Lenders in case of an increase in the Borrowing Base) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, as applicable, or other information whereupon the Administrative Agent and the Supermajority Lenders (or all the Lenders in case of an increase in the Borrowing Base) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02. The failure of the Administrative Agent and the Lenders to redetermine the Borrowing Base and redesignate the Borrowing Base by the dates specified above shall not affect the validity of any redetermination and redesignation conducted from time-to-time hereafter.
(iv) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was properly classified in accordance with the PRMS, and (C) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring.
(c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), (i) the Borrower may request two additional redeterminations of the Borrowing Base during any calendar year and (ii) the Supermajority Lenders may make one additional redetermination of the Borrowing Base during any calendar year; provided, however, that any increase in the Borrowing Base resulting from such a redetermination shall require the consent of all the Lenders; and provided further, that such redeterminations shall be in the Lenders’ sole discretion and shall be based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). The parties requesting the redetermination shall give the other parties at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Credit Parties’ business (including, without limitation, its Oil and Gas Properties, the Proved Reserves, and production relating thereto) as the Administrative Agent or any Lender may request. In connection with such interim redeterminations, the Administrative Agent may request the Borrower to deliver an updated Internal Engineering Report or Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.
(d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proved Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proved Reserves owned by the Borrower and its

Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.
(e) Borrowing Base Reduction Upon Monetization of Hydrocarbon Hedge Agreements. Upon obtaining notice of any termination of a Hydrocarbon Hedge Agreement or the creation of any offsetting position with respect to any Hydrocarbon Hedge Agreement, which Hydrocarbon Hedge Agreement is, at the time of such termination or offset, (i) on a net basis in excess of 5% of the Borrowing Base value and (ii) factored into the Administrative Agent’s calculation of the Borrowing Base, the Supermajority Lenders may elect to reduce the Borrowing Base by an amount not to exceed the Borrowing Base value of such Hydrocarbon Hedge Agreements to the extent so terminated or offset, as such value is determined by the Administrative Agent, and any such election shall take effect upon receipt of notice thereof by the Borrower.
Section 2.03 Method of Borrowing.
(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 noon (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each applicable Lender prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.09(b). Each applicable Lender shall, before 2:00 p.m. on the date of such Borrowing, make available to the Administrative Agent at the Administrative Agent’s Office, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s Office no later than 12:00 noon (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with notice thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).
(c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:
(i) at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;
(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;
(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and
(iv) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, shall be Converted into Base Rate Advances.
(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the time of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
(f) Lender Obligations Several. The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 10.04(c).
(g) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing or L/C Extension set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 2.04 Reduction of the Commitments.
(a) The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.
(b) Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(c) Until the Commitment Termination Date, Borrower may, upon three (3) Business Days prior written notice to Administrative Agent, reduce the Borrowing Base from the then designated amount to any lesser amount, provided that the amount of any such reduction must be equal to $5,000,000 or any higher integral multiple of $1,000,000. Such reduced Borrowing Base shall be effective as of such third Business Day (or any later date as designated by Borrower in such written notice) and shall continue in effect until the next date as of which the Borrowing Base is redetermined. Any such reduction in the Borrowing Base shall remain in effect until the next redetermination made in accordance with Section 2.02.
Section 2.05 Prepayment of Advances.
(a) Optional. The Borrower may prepay the Advances, without premium or penalty, after giving by 12:00 noon (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances, on the same Business Day, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; and (B) any Type of Advances shall be made in $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining aggregate principal balance outstanding). Full prepayments of any Borrowing are permitted without restriction of amounts.
(b) Mandatory.
(i) Borrowing Base Deficiency. If a Borrowing Base Deficiency exists, then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof. The Borrower shall, within ten days after receipt of written notice of such condition from the Administrative Agent elect by written notice to the Administrative Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:
(A) prepay Advances or, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure in an aggregate amount equal to such deficiency within 20 days after the Administrative Agent’s written notice;
(B) add additional Oil and Gas Properties acceptable to the Administrative Agent, in its sole discretion, to the Borrowing Base such that the Borrowing Base Deficiency is cured within 30 days after the Administrative Agent’s written notice; or
(C) pay the Borrowing Base Deficiency in six equal monthly installments for the prepayment of the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated in a period of six months, and dedicate, to the extent necessary, an amount of the monthly cash flow from the Borrower’s and its Subsidiaries’ Oil and Gas Properties to the prepayment of Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure. The first monthly installment under this Section 2.05(b)(i)(C) shall be paid within 20 days after the Administrative Agent’s written notice.

(ii) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the Advances as provided in Section 2.10(a).
(iii) Accrued Interest. Each prepayment under this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment. Each prepayment under this Section 2.05(b) shall be applied to the Advances in accordance with Section 2.10.
(c) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 noon (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.
(d) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07 Letters of Credit.
(a) Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.07, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Commitment Termination Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Letter of Credit Exposure shall not exceed the lesser of (A) the Letter of Credit Sublimit and (B) the Unused Commitment Amount. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii) The Issuing Lender shall not issue any Letter of Credit, if:
(A) Subject to Section 2.07(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or
(B) The expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(D) such Letter of Credit is to be denominated in a currency other than Dollars;
(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential risk with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the Issuing Lender or the Administrative Agent may require.
(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.07(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the Unused Commitment Amount and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.07(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Lender shall upon any notice pursuant to Section 2.07(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.07(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate plus the Applicable Margin applicable to Base Rate Advances plus 2% per annum. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.07(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.07.
(iv) Until each Lender funds its Advance or L/C Advance pursuant to this Section 2.07(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.
(v) Each Lender’s obligation to make Advances or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.07(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
(vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(ii), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.
(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.07(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.07(c)(i) is required to be returned under any of the circumstances described in Section 10.17 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity; or
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
(f) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.07(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding Letter of Credit Exposure after giving effect to any L/C Credit Extensions occurring on such date and any other changes in the aggregate amount of the Letter of Credit Exposure as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts. Sections 2.05, 7.02(b) or 7.03(b) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.07, Section 7.02(b) and Section 7.03(b), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Document, the terms hereof shall control.
Section 2.08 Fees.
(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Margin for commitment fees on the actual daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2011 and continuing thereafter through and including the Commitment Termination Date.

(b) Letter of Credit Fees.
(i) Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit (calculated in accordance with Section 1.07). Such fee will be calculated based on the face amount of all Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Applicable Margin plus 2.00%.
(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.125%, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c) Other Fees. The Borrower agrees to pay to the Lead Arranger and the Administrative Agent the fees described in the Administrative Agent’s Fee Letter.
Section 2.09 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each calendar quarter and on the date such Base Rate Advance shall be paid in full, provided that upon the request of the Majority Lenders, while any Event of Default exists, such Advances shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin plus 2.00%, provided further that the rate charged pursuant to this Section 2.09(a) shall never exceed the Maximum Rate.

(b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, provided that upon the request of the Majority Lenders, while any Event of Default exists, such Advance shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived (or until such Advance is Converted into a Base Rate Advance bearing interest as provided in subsection (a) above), payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2.00%, provided further that the rate charged pursuant to this Section 2.09(b) shall never exceed the Maximum Rate.
(c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).
(d) Usury Recapture. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirement, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 2.10 Payments and Computations.
(a) Payment Procedures. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment under this Agreement and under the Notes not later than 2:00 p.m. on the day when due in Dollars at the Administrative Agent’s Office in same day funds. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(b), 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 9.05, or 10.07, but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Computations. All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Exposure made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Exposure obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Exposure held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.12 Breakage Costs. If (a) any default by the Borrower in making any borrowing of, conversion into or continuation of any Eurodollar Rate Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any payment of any Eurodollar Rate Advance is made prior to the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (c) any default by the Borrower in making any prepayment of any Eurodollar Rate Advance after the Borrower has given notice thereof in accordance with the provisions of this Agreement, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

Section 2.13 Increased Costs.
(a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(b) Capital Adequacy. If any Lender or the Issuing Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Lender’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Lender or the Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender for the reduced rate of return on that capital of such Lender or the Issuing Lender (but without duplication of amounts, if any, paid by the Borrower pursuant to Section 2.13(a) above), in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement and (ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Exposure, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost. A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14 Taxes.
(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, (i) taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) is organized or otherwise resides for tax purposes or maintains any Applicable Lending Office or any political subdivision of the jurisdiction, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by another jurisdiction in which the Borrower is located, and (iii) any withholding or similar taxes imposed by the United States of America pursuant to laws in effect as of the date the Lender or the Issuing Lender becomes a party to this Agreement, or pursuant to FATCA, upon any payments to or for the benefit of such Lender or Issuing Lender under this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”) and also excluding, in the case of each Lender and the Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, the Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, the Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. After a Lender or the Issuing Lender learns of the imposition of Taxes, such Lender or Issuing Lender will promptly notify Borrower of such Taxes.
(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (herein referred to as “Other Taxes”).

(c) Indemnification. The Borrower indemnifies each Lender, the Issuing Lender, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes or Other Taxes were not correctly or legal asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand therefor from the Administrative Agent on behalf of itself as Administrative Agent, the Issuing Lender, or any such Lender. Within 30 days after receipt of a written request by Borrower, a Lender or the Issuing Lender shall, at Borrower’s expense, make a claim to an applicable Governmental Authority for a refund if, in the judgment of such Lender or Issuing Lender, the making of such claim will not be adverse to it in respect of any Taxes as to which it has been indemnified by Borrower under this Section 2.14. If any Lender, the Administrative Agent, or the Issuing Lender receives a refund in respect of any Taxes paid by the Borrower under this Section 2.14, such Lender, the Administrative Agent, or the Issuing Lender, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes) to the Borrower or any other Person.
(d) Foreign Lender Withholding Exemption. Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that upon the request of the Borrower it shall, to the extent it is able to do so in accordance with applicable law, deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI, W8-IMY or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Lender further agrees to deliver to Borrower and the Administrative Agent (i) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms. For any period with respect to which a Lender or the Issuing Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to this Section 2.14(d), such Lender or the Issuing Lender, as applicable, shall not be entitled to indemnification under Section 2.14(c) with respect to Taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonable request to assist such Lender to recover such Taxes. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
ARTICLE III
CONDITIONS OF LENDING
Section 3.01 Conditions Precedent to Closing Date. The Closing Date shall occur upon the satisfaction of the following conditions precedent that:
(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and each of the Lenders, and, where applicable, in sufficient copies for each Lender:
(i) this Agreement;
(ii) a Note payable to the order of each Lender that has requested a Note in the amount of its Commitment;
(iii) the Mortgage Amendments and any additional Mortgages that may be required pursuant to Section 5.11;
(iv) copies of insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, certified by the Borrower’s insurance broker and otherwise satisfactory to the Administrative Agent;
(v) a copy of the Internal Engineering Report dated as of December 31, 2010 with respect to the Oil and Gas Properties to be included in the Borrowing Base;
(vi) favorable opinions dated as of the Closing Date of Thompson & Knight L.L.P. and of Crowley Fleck, special counsel to the Credit Parties, in form and substance satisfactory to the Administrative Agent covering such matters concerning the Credit Parties or the Loan Documents as the Administrative Agent may reasonably request;

(vii) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the General Partner of (A) the resolutions of the applicable governing body of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the organizational documents of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, the Security Instruments and the other Loan Documents to which the Borrower is a party;
(viii) certificates of a Responsible Officer or the secretary or an assistant secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to sign on behalf of the Borrower this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, the Security Instruments and the other Loan Documents to which the Borrower is a party;
(ix) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the applicable governing body of such Guarantor approving the Loan Documents to which it is a party, (B) the organizational documents of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;
(x) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign this Agreement, the Security Instruments and the other Loan Documents to which such Guarantor is a party;
(xi) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Credit Parties in all jurisdictions where required by the Administrative Agent;
(xii) a certificate dated as of the date of this Agreement from the Responsible Officer of the General Partner stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;
(xiii) results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware, North Dakota, and Texas from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent, other than Permitted Liens;
(xiv) appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral; and

(xv) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.
(b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 10.04.
(c) No Default. No Default shall have occurred and be continuing.
(d) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all respects.
(e) Material Adverse Change. No event or circumstance that could reasonably be expected to have a Material Adverse Change shall have occurred.
(f) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered against the Borrower or any of its Subsidiaries that could reasonably be expected to cause a Material Adverse Change.
(g) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by a Responsible Officer the Borrower or other appropriate Credit Party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Credit Parties shall have all such material consents, licenses and approvals required in connection with the continued operations of the Credit Parties, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
(h) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its sole discretion necessary to determine that arrangements have been made for the Administrative Agent (for its benefit and the benefit of the Lenders) to have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained (or will be upon the filing and recording of the appropriate Security Instruments), as the case may be, and are in full force and effect.

(i) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base.
(j) Notice of Borrowing. If any Borrowing is requested on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing with appropriate insertions and executed by a duly authorized Responsible Officer of the General Partner.
Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, the issuance, increase, or extension of such Letter of Credit, such statements are true):
(a) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date);
(b) no Default or Event of Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and
(c) after giving effect to the such proposed Borrowing, no Borrowing Base Deficiency exists.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in Section 3.01 or this Section 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each Credit Party jointly and severally represents and warrants as follows:
Section 4.01 Corporate Existence; Subsidiaries. Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Change. As of the Closing Date, the Credit Parties have no Subsidiaries other than those listed on Schedule 4.01.
Section 4.02 Corporate Power. The execution, delivery, and performance by each Credit Party of this Agreement, the Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary governing action, (c) do not (i) contravene such Credit Party’s governance documents or (ii) contravene in any material respect any Legal Requirement, the Senior Note Indenture or any other material contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement. At the time of each Advance, such Advance and the use of the proceeds of such Advance will (A) be within the Borrower’s limited partnership powers, (B) have been duly authorized by all necessary partnership action, (C) not contravene the Borrower’s limited partnership agreement or other organizational documents or contravene in any material respect any Legal Requirement, the Senior Note Indenture or any other material contractual restriction of any material agreement binding on or affecting the Borrower and (D) not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement.
Section 4.03 Authorization and Approvals. Other than those obtained or to be obtained in the normal course of business in connection with the Credit Parties’ operations, (a) no consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, the Notes, or the other Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated hereby or thereby, and (b) at the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.
Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party. Each Loan Document to which each Credit Party is a party is the legal, valid, and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05 Financial Statements.
(a) The Borrower has delivered to the Administrative Agent and the Lenders the Financial Statements, and the Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and present fairly the consolidated financial condition of the Credit Parties as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis (subject, in the case of the quarterly Financial Statements, to year-end audit adjustments and the absence of footnotes). The Financial Statements disclose, in accordance with GAAP, all material Debt, trade payables, contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of any Credit Party that are required by GAAP to be disclosed therein, and adequate reserves for such items have been made in accordance with GAAP.
(b) Since December 31, 2009, no Material Adverse Change has occurred and is continuing.
(c) Each of the Credit Parties is Solvent.
Section 4.06 True and Complete Disclosure. All written information (whether delivered before or after the Closing Date) furnished by or on behalf of any Credit Party to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, when taken as a whole, is true and accurate in all material respects on the date as of which such information is dated or certified (or, if not dated and certified, as of the date as of which such information is provided) and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, but the Credit Parties do not represent and warrant that such projections, estimates or pro forma information is (or will ultimately prove to have been) accurate.
Section 4.07 Litigation. There is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding affecting any of the Credit Parties before any court, Governmental Authority or arbitrator which (a) both (i) involves the possibility of any judgment or liability against any Credit Party not fully covered by insurance (except for normal deductibles) and (ii) could reasonably be expected to cause a Material Adverse Change or (b) purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate such Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.08 Taxes.
(a) Reports and Payments. All material Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Credit Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are true, complete and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been or will be paid in full on a timely basis, and no other material Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except where any obligation is being contested in good faith and by appropriate proceedings and after adequate reserves for such items have been made in accordance with GAAP. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable.
(b) Taxes Definition. “Taxes” in this Section 4.08 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).
(c) Returns Definition. “Returns” in this Section 4.08 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
Section 4.09 Pension Plans. All Plans, if any, are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, if any, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. None of the Credit Parties or any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, none of the Credit Parties or any member of the Controlled Group would become subject to any liability under ERISA if any Credit Party or any member of the Controlled Group received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has reason to believe that the annual cost during the term of this Agreement to any Credit Party or any other member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Condition of Property; Casualties.
(a) Subject to the matters set forth in Schedule 4.10, each of the Borrower and its Subsidiaries has good and defensible title in all material respects to all of its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, free and clear of all Liens except for Permitted Liens. Brigham Exploration has good and defensible title to all of the Equity Interests in the General Partner, except for Permitted Liens. Brigham Exploration and the General Partner have good and defensible title to all of the Equity Interests in the Borrower, except for Permitted Liens.
(b) The quantum and nature of the interest of the Borrower and its Subsidiaries in and to its Hydrocarbon Interests as set forth in the most recent Engineering Report are complete and accurate in all material respects as of the date of such Engineering Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests except as taken into account in such Engineering Report. The ownership of such Hydrocarbon Interests held by the Borrower and its Subsidiaries shall not in any material respect obligate any of such Persons to bear the costs and expenses relating to the maintenance, development, and operations of such Hydrocarbon Interests in an amount in excess of the working interest of such Person in each such Hydrocarbon Interest set forth in the most recent Engineering Report, except for obligations with respect to defaulting parties under joint operating agreements and changes that arise under non-consent provisions of operating agreements in connection with operations hereafter proposed.
(c) All leases, instruments and agreements comprising the Borrower’s and its Subsidiaries’ Oil and Gas Properties necessary for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements, in each case which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries. Neither Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.
(d) All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and are maintained as is customary in the oil and gas industry. Since the date of the most recent financial statements delivered pursuant to Section 5.06(a), neither the business nor the Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(e) Except as set forth on Schedule 4.10 or as otherwise disclosed in writing to the Administrative Agent:
(i) In each case only with respect to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Engineering Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Engineering Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business, except in each case (1) where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made or (2) for payments the late payment of which could not reasonably be expected to cause a termination or forfeiture of any of the Borrower’s or its Subsidiaries’ rights under any such leases, instruments or agreements comprising any such Oil and Gas Properties or otherwise, individually or in the aggregate, cause a Material Adverse Change;
(ii) All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than any such proceeds the late payment or non-payment of which could not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole; and
(iii) No material amount of proceeds that has been received by any Credit Party from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Engineering Report is subject to any claim for any refund or refund obligation, except as permitted under Section 4.14 or Section 6.13.
Section 4.11 Security Instruments.
(a) The provisions of each of the Pledge Agreements delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and proceeds thereof and when (i) certificates, if any, representing or constituting the Pledged Collateral are delivered to the Administrative Agent, the Pledge Agreement shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the pledgor party thereto in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens or and (ii) upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the grantors party thereto, the Pledge Agreements shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the applicable Credit Party in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens.

(b) On the Closing Date, the Equity Interests listed on Schedule II to each of the Pledge Agreements will constitute all the issued and outstanding Equity Interests owned by the pledgors thereunder in the Borrower and the General Partner; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of such Equity Interests is the record and beneficial owner thereof.
(c) The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property described therein. Once such Mortgages have been recorded in the appropriate recording office, the Mortgages will constitute perfected first liens on, and security interest in, such mortgaged property, subject to Permitted Liens.
(d) On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions (or are the subject of arrangements, satisfactory to the Administrative Agent, to be made, obtained or taken on or promptly after the Closing Date). No other filings or recordings are required in order to perfect the security interests created under any Security Instruments.
Section 4.12 No Burdensome Restrictions; No Defaults.
(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any grace period or the giving of notice, or both, would constitute a default under any material contract, agreement, lease, or other instrument to which such Credit Party is a party which default could reasonably be expected to cause a Material Adverse Change.
(b) No Default has occurred and is continuing.
Section 4.13 Environmental Condition. Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole:
(a) Permits, Etc. With respect to its Oil and Gas Properties for which such Credit Party is the operator and with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, to the best of its knowledge, in all material respects, each of the Credit Parties (i) has obtained all Environmental Permits necessary for the ownership and operation of any and all of their respective Properties for which such Credit Party is the operator and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws and other Legal Requirements; (iii) have not received notice of any violation or alleged violation of any Environmental Law or any such Permit; and (iv) are not subject to any actual or contingent Environmental Claim with respect to such Properties.

(b) Certain Liabilities. None of the present or, to the best knowledge of any Credit Party, previously owned or operated Property of any of the Credit Parties, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; or (ii) is subject to a Lien other than a Permitted Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located. To the best knowledge of any Credit Party, none of the present or previously owned Property of any of the Credit Parties, wherever located, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.
(c) Certain Actions. Without limiting the foregoing, (i) neither Borrower nor any Subsidiary of Borrower has filed any notice under any Law indicating that any such Person is responsible for the improper Release in the Environment, or the improper storage or disposal, of any material amount of any Hazardous Wastes or that any Hazardous Wastes have been improperly released, or are improperly stored or disposed of, upon any Property of any such Person, and (ii) neither Borrower nor any of its Subsidiaries has any known contingent liability under any Environmental Laws.
Section 4.14 Gas Contracts. Except as set forth in the most recent Engineering Report or in Schedule 4.14, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries (or, in the case of Oil and Gas Properties operated by operators other than the Borrower or its Subsidiaries, to the Borrower’s knowledge after reasonable investigation) that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from their Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.
Section 4.15 Compliance with Laws. Except for any failure to comply with any of the foregoing which would not reasonably be expected to cause a Material Adverse Change, each of the Credit Parties has (a) complied with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (b) obtained all Permits that are necessary for the ownership of any of its Properties or the conduct of their business. Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change: (i) the prices being received by the Borrower and its Subsidiaries for the production of Hydrocarbons do not violate any material provision of any contract or agreement comprising the Oil and Gas Properties of the Borrower and its Subsidiaries or any Legal Requirement,

(ii) where applicable, all of the wells located on the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and production of Hydrocarbons therefrom have been properly classified under appropriate governmental regulations, (iii) all necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and all other operations related thereto and (iv) all production and sales of the Borrower’s and its Subsidiaries’ Hydrocarbons produced or sold from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests have been made in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.
Section 4.16 Material Agreements. Schedule 4.16 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any material Debt of the Borrower or any of its Subsidiaries, and all obligations of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.
Section 4.17 Organizational Documents. The Partnership Agreement has not been terminated, is in full force and effect as of the Closing Date and no default has occurred and is continuing thereunder that could reasonably be expected to cause a Material Adverse Change.
Section 4.18 Guarantors. Either (a) the Borrower has no Material Subsidiaries or (b) all of the Borrower’s Material Subsidiaries are Guarantors under Article VIII.
Section 4.19 Insurance. The Credit Parties carry insurance as required under Section 5.02.
Section 4.20 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.10. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
Section 4.21 Investment Company Act. Neither Brigham Exploration nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V
AFFIRMATIVE COVENANTS
So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, each of the Credit Parties agrees to comply with the following covenants.
Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each other Credit Party and their respective Subsidiaries to comply, in all material respects with all Legal Requirements; provided, however, that this Section 5.01 shall not prevent the Borrower, any other Credit Party or any of their respective Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall use commercially reasonable efforts to obtain, and shall cause each other Credit Party to use commercially reasonable efforts to obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and the other Credit Parties’ Oil and Gas Properties.
Section 5.02 Maintenance of Insurance.
(a) The Borrower shall, and shall cause each of the other Credit Parties and their respective Subsidiaries to, maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. In addition, the Borrower shall, and shall cause each of the other Credit Parties to, comply with all requirements regarding insurance contained in the Security Instruments.
(b) All required insurance policies covering any Collateral will name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies. To the extent that any Credit Party receives any such insurance payment in respect of such Collateral during the continuance of an Event of Default, Borrower will upon demand pay to the Administrative Agent an amount equal to such insurance payment.
Section 5.03 Preservation of Corporate Existence, Etc. Each of the Credit Parties shall preserve and maintain its corporate, limited partnership or limited liability company, as applicable, existence, and all of its material rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, in each case to the extent the failure to do so could reasonably be expected to cause a Material Adverse Change.
Section 5.04 Payment of Taxes, Etc. The Borrower shall, and shall cause each of the other Credit Parties and their respective Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, could by law become a Lien upon its Property; provided, however, that neither the Borrower nor any other Credit Party or Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Inspection; Books and Records. Upon reasonable notice, each Credit Party shall permit the Administrative Agent or any of its agents or representatives thereof, during normal business hours, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, such Credit Party, and (b) discuss the affairs, finances and accounts of such Credit Party with any of their respective officers or directors, all to the extent reasonably requested by the Administrative Agent. Each Credit Party shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities.
Section 5.06 Reporting Requirements. The Borrower shall furnish, or shall cause the applicable Credit Party to furnish, to the Administrative Agent and each Lender:
(a) Annual Financials of Brigham Exploration. As soon as available, but in any event within 90 days after the end of each fiscal year of Brigham Exploration or sooner if required by the SEC, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such fiscal year, and the related consolidated and unaudited consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that such audited financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception;
(b) Quarterly Financials of Brigham Exploration. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Brigham Exploration and its consolidated Subsidiaries (or sooner if required by the SEC), consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the certificate of a Responsible Officer of Brigham Exploration, which certificate shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for such period (subject to year-end audit adjustments and the absence of footnotes);

(c) Compliance Certificates. Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a Compliance Certificate executed by a Responsible Officer of Brigham Exploration;
(d) Insurance Certificates. Concurrently with the annual renewal thereof, insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments;
(e) Notice of Defaults. Promptly after the occurrence of a Default known to any Responsible Officer of any Credit Party which is continuing on the date of such statement, a statement of a Responsible Officer setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto;
(f) Material Changes. Prompt written notice of any condition or event of which any Responsible Officer of any Credit Party has knowledge, which condition or event has caused or is reasonably be expected to cause a Material Adverse Change;
(g) Annual Capital Expenditures Budget. As soon as available and in any event prior to February 28, a one-year capital expenditure projection for Brigham Exploration and its Subsidiaries in form and substance acceptable to the Administrative Agent for the following fiscal year;
(h) Litigation. Prompt written notice of any litigation, arbitration proceeding or other legal proceeding before any Governmental Authority (i) in which damages, fines or penalties (not covered by insurance) of more than $5,000,000 are sought from any Credit Party or any of their respective Subsidiaries or (ii) which, if adversely determined, could reasonably be expected to cause a Material Adverse Change;
(i) Environmental. Prompt written notice of any threatened action, investigation or inquiry by any Governmental Authority of which any Responsible Officer of any Credit Party has knowledge in connection with any Environmental Laws with respect to the Property of the Borrower or any of its Subsidiaries, excluding routine testing, compliance and corrective action;
(j) Management Letters. Promptly upon receipt thereof, copies of all communications with respect to any material inadequacies in accounting controls submitted to the board of directors (or the audit committee of the board of directors) of Brigham Exploration by its registered public accountants in connection with the accounts or books of Brigham Exploration or any Subsidiary thereof, or any audit of any of them, that will or could reasonably be expected to result in a restatement of Brigham Exploration’s historical financial statements;
(k) Securities Law Filings and other Public Information. Promptly, upon its becoming available, each financial statement, notice, proxy material, reports and other information which any Credit Party sends to the holders of its respective public securities generally, files with the SEC (excluding routine correspondence and drafts of proposed filings, such as registration statements), or otherwise makes available to the public or the financial community generally;

(l) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;
(m) ERISA Information and Compliance. Promptly furnish, and will cause any ERISA Affiliate to promptly furnish, (i) if requested by the Administrative Agent promptly after the filing thereof with the United States Secretary of Labor, the Interest Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the General Partner or such ERISA Affiliate specifying the nature thereof, what action the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan;
(n) Monetization of Hydrocarbon Hedge Agreement. Prompt written notice of any termination of a Hydrocarbon Hedge Agreement or the creation of any offsetting position with respect to any Hydrocarbon Hedge Agreement, which Hydrocarbon Hedge Agreement is, at the time of such termination or offset, factored into the Administrative Agent’s calculation of the Borrowing Base;
(o) Reasonably Forecasted Volumes. Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a report in form and substance satisfactory the Administrative Agent setting forth Reasonably Forecasted Volumes for the ensuing three year period; and
(p) Other Information. Subject to any applicable restrictions on disclosure, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Credit Parties (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Documents required to be delivered pursuant to Section 5.06(a), (b) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Brigham Exploration posts such documents, or provides a link thereto, on Brigham Exploration’s website on the Internet; or (ii) on which such documents are posted on Brigham Exploration’s behalf on an Internet or intranet website (such as “Edgar”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or SEC website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the executed Compliance Certificates required by Section 5.06(c) to the Administrative Agent (which may be provided by email of scanned executed originals). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. To the extent that any Credit Party is required to provide any financial statements under this Agreement in accordance with GAAP (whether under Section 5.06(a) or (b) or otherwise) and GAAP would require the Williston Entity or the Midstream Entity to be included in such financial statements, such Credit Party may at its option either (A) provide such financial statements without including such Person or (B) provide such financial statements that include such Person and also provide a reconciliation that corrects for such inclusion of such Person.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.07 Maintenance of Property. To the extent that failure to do so could reasonably be expected to cause a Material Adverse Change, the Borrower shall, and shall cause each of the other Credit Parties to, (a) develop and operate its Oil and Gas Properties in a good and workmanlike manner as is customary in the oil and gas industry, and observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business; (b) comply in all material respects with all contracts and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons and accompanying elements therefrom; (c) maintain, preserve, and keep all operating equipment used with respect to its Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted) in a good and workmanlike manner as is customary in the oil and gas industry, and (d) with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, (i) seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements and (ii) cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner as is customary in the oil and gas industry.
Section 5.08 Environmental Laws. To the extent that a reasonably prudent owner or operator would do so under the same or similar circumstances, the Borrower shall, and shall cause each of its Subsidiaries to establish and implement such procedures as may be reasonably necessary to periodically determine and assure that any failure of the following does not cause a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws; (ii) no Hazardous Substances or Hazardous Wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Substance will be released on or to any such Property in a quantity equal to or exceeding that quantity that requires reporting under CERCLA, and (iv) no Hazardous Substances or Hazardous Wastes is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. With respect to Oil and Gas Properties owned by the Borrower and/or any of its Subsidiaries, but with respect to which neither the Borrower nor a Subsidiary is the operator, the Borrower shall use commercially reasonable efforts to cause the operator of such Oil and Gas Properties to establish and implement procedures and take any other actions required of the Borrower under this Section 5.08.
Section 5.09 Payment of Trade Payables. Each of the Credit Parties shall pay, and shall cause each of its Subsidiaries to pay, all of their customary trade payables incurred in the ordinary course of business now or hereafter incurred within 90 days of the date the invoice is received by such Credit Party, unless subject to legal offset or unless being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefore.
Section 5.10 Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to refinance Debt under the Existing Senior Credit Agreement, (b) for the acquisition of Oil and Gas Properties and other assets related to the exploration, production and development of Oil and Gas Properties and (c) for working capital, capital expenditures and other lawful partnership purposes.

Section 5.11 Additional Collateral. The Borrower will grant, and will cause each of its Subsidiaries to grant, to the Administrative Agent an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries, constituting at least 80% of the Borrowing Base value of the Proved Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent; provided, however that approximately 70% of such value will be mortgaged by the Closing Date and the remainder will be mortgaged by April 30, 2011 (or such later date, not to exceed 90 days after the Closing Date, as is reasonably acceptable to the Administrative Agent).
Section 5.12 New Subsidiaries. Within 10 days after (a) the date of the creation of any new Material Subsidiary of Brigham Exploration or the Borrower, or (b) the purchase by Brigham Exploration, the Borrower, or any of its other Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Material Subsidiary of Brigham Exploration or of the Borrower permitted by this Agreement, Brigham Exploration or the Borrower, as applicable, shall, in each case, cause (i) such Person to execute and deliver to the Administrative Agent a joinder agreement to this Agreement in form and substance acceptable to the Administrative Agent, a Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Mortgages (if such new Subsidiary owns Oil and Gas Properties and if such Mortgages are otherwise required under Section 5.11), and such other Security Instruments as the Administrative Agent or any Lender may reasonably request (to the extent that such other Security Interests are required to be delivered under the terms of this Agreement), in each case to secure the Obligations together with evidence of corporate authority to enter into and such legal opinions in relation to such joinder agreement, Pledge Agreement, Mortgages, and other Security Instruments as the Administrative Agent may reasonably request, and (ii) the stockholder of such new Material Subsidiary to execute a Pledge Agreement pledging its interests in the Equity Interests of such new Material Subsidiary to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates, if any, pledged thereby and appropriately executed stock powers in blank.
Section 5.13 Title. As of the Closing Date, the Administrative Agent shall have received title opinions, title reports or other title due diligence reflecting that the Credit Parties have title reasonably satisfactory to the Administrative Agent constituting at least 80% of the Borrowing Base value of the Proved Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent; provided, however that approximately 50% of such value will be completed by the Closing Date and the remainder will be completed by April 30, 2011 (or such later date as is reasonably acceptable to the Administrative Agent). Thereafter, with respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, and to the extent necessary to allow the Administrative Agent to achieve the percentage described in the preceding sentence, the Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it), title reports, or other title due diligence, which title diligence shall be in form and substance reasonably acceptable to the Administrative Agent, as to the ownership of Oil and Gas Properties by the Credit Parties.

Section 5.14 Further Assurances. The Borrower shall, and shall cause each of the other Credit Parties to, cure promptly any defects in the execution and delivery of the Loan Documents, including, without limitation, the Security Instruments and this Agreement. Each Credit Party hereby authorizes the Administrative Agent to file any financing statements without the signature of such Credit Party to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each of the other Credit Parties to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Credit Party, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.
ARTICLE VI
NEGATIVE COVENANTS
So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, each of the Credit Parties agrees to comply with the following covenants.
Section 6.01 Liens, Etc. None of the Credit Parties shall create, assume, incur, or suffer to exist, or permit any of their Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Credit Parties may create, incur, assume, or suffer to exist the following (collectively, the “Permitted Liens”):
(a) Liens securing the Obligations;
(b) Excepted Liens;
(c) Liens securing any Capital Lease allowed under Section 6.02(d) but only on the Property subject to such Capital Lease;
(d) Liens disclosed on Schedule 6.01; and
(e) any encumbrances permitted under the terms of any Mortgage.
Section 6.02 Debts, Guaranties, and Other Obligations. None of the Credit Parties shall, and none of the Credit Parties shall permit any of their Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
(a) Debt of the Borrower and its Subsidiaries under the Loan Documents;
(b) Debt existing on the Closing Date that is reflected in the Financial Statements or is disclosed on Schedule 6.02, and any renewals or extensions (but not increases) thereof;

(c) Debt owing by a Credit Party to any other Credit Party which, if owing to a Guarantor, is subordinated to the Obligations pursuant to Section 8.09 or other subordination provisions in form and substance acceptable to the Administrative Agent;
(d) Debt of the Borrower under Capital Leases not to exceed $10,000,000 in aggregate principal amount at any one time outstanding (as determined pursuant to GAAP);
(e) Debt of the Borrower and its Subsidiaries associated with (i) all noncontingent reimbursement obligations of such Person in respect to surety or other bonds and (ii) the financing of insurance premiums;
(f) Debt of the Borrower described in Schedule 6.02(f) and other Debt of the Borrower related to the acquisition of software and licensing rights related thereto, provided that such other Debt does not exceed $2,500,000 in principal amount at any one time outstanding;
(g) Debt that is not described in subsections (a) through (f) above that does not exceed $10,000,000 in aggregate principal amount at any one time outstanding; and
(h) Debt of Brigham Exploration under Permitted Senior Notes and any guarantees thereof by the Borrower and the Guarantors, provided that: (i) immediately before, and after giving effect to, the sale of any Permitted Senior Notes (other than any Permitted Senior Notes issued in exchange or replacement for Permitted Senior Notes, without an increase in the principal amount thereof), no Event of Default exists or would exist, (ii) the Permitted Senior Notes do not prohibit prior repayment of Advances, (iii) the Permitted Senior Notes are not secured and do not impose any financial ratio maintenance covenants that are materially more restrictive or burdensome to the Credit Parties than the terms and provisions of the Loan Documents as in effect from time to time, and (iv) the stated aggregate principal amount of all outstanding Permitted Senior Notes (after giving effect to the redemption, retirement or purchase of any Permitted Senior Notes made using the proceeds received from the sale or issuance of any other Permitted Senior Notes) does not exceed the Maximum Permitted Senior Note Amount. For purposes of Section 6.02(h) and the definition of “Maximum Permitted Senior Note Amount,” the “stated aggregate principal amount” of any Permitted Senior Notes shall mean the stated face amount of such Permitted Senior Notes without giving effect to any original issue discount). In addition, to the extent that the terms of the Permitted Senior Notes require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise, but excluding repayments, redemptions or purchases of Permitted Senior Notes with the proceeds from the sale of other Permitted Senior Notes) prior to the Maturity Date, such terms must also provide that payments or prepayments of principal on the Advances may, at the election of Brigham Exploration, be made prior to making of any such scheduled payment on the Permitted Senior Notes. Brigham Exploration hereby agrees that, unless otherwise permitted by the Majority Lenders, it will exercise such election and not make any such scheduled payment on the Permitted Senior Notes unless the Advances have first been paid in full and the Letter of Credit Exposure has been Cash Collateralized and the Borrower has agreed that it will not request any further Advances until after the next Borrowing Base redetermination in accordance with Section 2.02 (b) or (c).

Section 6.03 Agreements Restricting Liens and Distributions. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than the Loan Documents) that in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations, except for customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements or (b) any Subsidiary from paying dividends or making any other distribution to the Borrower, or otherwise transferring assets to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.
Section 6.04 Merger or Consolidation. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to (a) merge or consolidate with or into any other Person, or (b) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) if either Brigham Exploration or the Borrower is a party to such merger or consolidation, then Brigham Exploration or the Borrower, as the case may be, shall be the continuing Person, (ii) a Subsidiary of the Borrower may merge with or into the Borrower or a wholly owned Subsidiary of the Borrower (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), (iii) a Subsidiary of the Borrower may transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another wholly-owned Subsidiary of the Borrower (provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor), and (iv) a Subsidiary of Brigham Exploration (other than the Borrower and its Subsidiaries) may merge with or into Brigham Exploration or a wholly owned Subsidiary of Brigham Exploration (provided that if either of such Subsidiaries is the Borrower or a Guarantor, the surviving entity shall be the Borrower or a Guarantor), provided in each case that (A) no Event of Default exists or no Default would be caused thereby, and (B) if any Collateral is transferred pursuant to this Section 6.04, the Borrower shall provide the Administrative Agent with ten Business Days’ written notice prior to such transfer, and the Borrower or such Guarantor, as the case may be, owning the Collateral after such transfer shall ratify and confirm the Lien on such Collateral and shall take all action reasonably requested by the Administrative Agent in respect of the continued priority and perfection of the Lien over such Collateral.
Section 6.05 Sales of Assets. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of its Subsidiaries to, discount or sell (with or without recourse) any of their notes receivable or accounts receivable except in the ordinary course of business. The Borrower shall not, nor shall it permit any of its Subsidiaries to sell, assign, farm-out, convey or otherwise transfer (collectively, a “Disposition”) any Hydrocarbon Interests except for (a) Dispositions of Hydrocarbons in the ordinary course of business, (b) Dispositions of equipment that is no longer necessary for the business of such Person or contemporaneously replaced by equipment of at least comparable value and use, (c) Dispositions permitted under Section 6.04, Section 6.07(a)(iv) or Section 6.07(a)(v), (d) Dispositions of Properties by a Credit Party to another Credit Party, (e) Dispositions of Oil and Gas Properties made during any six-month period between successive Borrowing Base redeterminations in arm’s length transactions for fair market value so long as the Borrowing Base value of such Oil and Gas Properties does not exceed 10% of the total Borrowing Base value of all Oil and Gas

Properties included in the Borrowing Base (provided that farm-outs, participation agreements and other similar forms of joint development agreements with respect to substantially undeveloped Oil and Gas Properties in the Williston Basin shall not be subject to or included in the determination of such limit) or (f) Dispositions of Non-Proved Properties made in arm’s length transactions for fair market value; provided that with respect to subsections (c), (d), (e) and (f) of this Section 6.05, no Event of Default has occurred and is continuing and no Default or Event of Default would be caused by such sale.
Section 6.06 Restricted Payments. Neither Brigham Exploration nor the Borrower shall make any Restricted Payments with respect to Equity Interests in Brigham Exploration.
Section 6.07 Investments and Acquisitions.
(a) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, make or permit to exist any Investment, except:
(i) Investments, loans or advances reflected in the Financial Statements or that are disclosed to the Lenders in Schedule 6.07;
(ii) Investments in Cash Equivalents;
(iii) Investments by any Credit Party in the Borrower or a Person that is or will become within 10 Business Days after the making of such Investment a Guarantor in accordance with Section 5.12 or that will, within ten (10) Business Days after the making of any such Investment merge or consolidate into such Credit Party;
(iv) Investments by the Credit Parties in the Williston Entity consisting only of (A) the contribution or other transfer of interests in substantially undeveloped Oil and Gas Properties in the Williston Basin (which may but need not be all of the Credit Parties’ interests in all or any part of such Oil and Gas Properties), (B) the contribution or other transfer of up to $2,000,000 in the aggregate in cash or accounts receivable, and (C) the provision of general, administrative and support services to the Williston Entity that are performed by employees of the Credit Parties or that otherwise do not exceed a fair market value of $1,000,000 in the aggregate per fiscal year, all of which contributions, transfers and provision of services are herein collectively called the “Williston Transactions”; provided, however, that no Credit Party will, or will permit any of its Subsidiaries to (x) incur, assume, guarantee or be or become liable for any Debt of the Williston Entity or (y) create Liens on the Equity Interests owned by any Credit Party in the Williston Entity to secure Debt other than the Obligations; and
(v) Investments by any Credit Party in the Midstream Entity consisting only of (A) the contribution or other transfer of interests in crude oil and natural gas gathering and processing, waste water gathering and disposal, fresh water transportation and other midstream assets, (B) the contribution or other transfer of up to $2,000,000 in the aggregate in cash or accounts receivable, and (C) the provision of general, administrative and support services to the Midstream Entity that are performed by employees of the Credit Parties or that otherwise do not exceed a fair market value of $1,000,000 in the aggregate per fiscal year, all of which contributions, transfers and provision of services are herein collectively called the “Midstream Transactions”; provided, however, that no Credit Party will, or will permit any of its Subsidiaries to (x) incur, assume, guarantee or be or become liable for any Debt of the Midstream Entity or (y) create Liens on the Equity Interests owned by any Credit Party in the Midstream Entity to secure Debt other than the Obligations.

(b) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to purchase any Persons or to purchase any real Properties outside of the ordinary course of business unless, after giving pro forma effect to such expenditure and such purchase as if they had occurred on the last day of the most recent calendar quarter, Brigham Exploration would have been in compliance with Section 6.16 and Section 6.19 at such time.
Section 6.08 Affiliate Transactions. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than any transaction between the Borrower, any Credit Party, or any Subsidiary of the Borrower, the Midstream Transactions, and the Williston Transactions) unless such transaction or series of transactions is not in violation of this Agreement and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not such an Affiliate.
Section 6.09 Compliance with ERISA. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in excess of $1,000,000; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result reasonably be expected to result in any liability to any Credit Party or any ERISA Affiliate to the PBGC in excess of $1,000,000; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency in excess of $1,000,000 within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by any Credit Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $1,000,000; (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Credit Party or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer

Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA which in the aggregate for all such liabilities exceeds $1,000,000; (i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or (j) amend or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Credit Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.
Section 6.10 Sales and Leasebacks. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Credit Party shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property sold or transferred, except for sales and leasebacks of compression, processing, gathering or other similar equipment in an aggregate amount not to exceed $2,000,000 in any period of twelve consecutive calendar months provided that no Default or Event of Default has occurred and is continuing or would result from such sale and leaseback.
Section 6.11 Change of Business. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.
Section 6.12 Use of Proceeds. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.10. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.
Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. Except as set forth in Schedule 4.14, the Borrower shall not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from such Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

Section 6.14 Additional Subsidiaries. Except as otherwise permitted by Section 6.07, none of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create any additional Subsidiaries or make any additional Investment in a Subsidiary unless such Credit Party has complied with Section 5.12. Except as otherwise permitted by Section 6.07(a)(iii), no assets may be transferred to a Subsidiary that is not a Guarantor.
Section 6.15 Change of Name; Fiscal Year; Accounting Method. None of the Credit Parties shall change its name unless such Credit Party has given the Administrative Agent at least 30 days’ (unless otherwise consented to by the Administrative Agent) prior written notice of such name change and taken such action as the Administrative Agent deems reasonably necessary to continue the perfection of the Liens securing payment of the Obligations. Brigham Exploration will not change its method of accounting except (i) as required by GAAP or (ii) for changes in which Brigham Exploration’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 5.06(a).
Section 6.16 Current Ratio. Brigham Exploration shall not permit the ratio of (a) its consolidated current assets of Brigham Exploration and its consolidated Subsidiaries to (b) their consolidated current liabilities to be less than 1.00 to 1.00 as of the end of any fiscal quarter. For purposes of this Agreement, “consolidated current assets” and “consolidated current liabilities” shall be determined in accordance with GAAP, except that (a) consolidated current assets and consolidated current liabilities will be calculated without including any amounts resulting from the application of FASB Statements 133 or 143, (b) the aggregate Unused Commitment Amount (excluding the Unused Commitment Amount of any Defaulting Lender) shall be treated as a consolidated current asset, and (c) consolidated current liabilities will exclude current maturities of long-term debt.
Section 6.17 Advance Payment Contracts. None of the Credit Parties will enter into or be a party to any Advance Payment Contract with respect to any Properties.
Section 6.18 Permitted Senior Notes.
(a) No Credit Party may make any optional, mandatory or scheduled payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of any Permitted Senior Notes issued pursuant to Section 6.02(h) prior to the Maturity Date and the payment in full of all Advances and the Cash Collateralization of any Letter of Credit Exposure unless (i) otherwise permitted by the Majority Lenders, or (ii) (A) the Advances have first been paid in full and any Letter of Credit Exposure has been Cash Collateralized and (B) the Borrower has agreed that it will not request any further Advances until after the next Borrowing Base redetermination in accordance with Section 2.02(b) or (c); provided nothing in Section 6.02(h) or this Section 6.18 shall prohibit (w) any payment of interest, including by payment in kind or by compounding, on the Permitted Senior Notes, (x) the payment of any fees or expenses, including, without limitation, any underwriting or initial purchasers’ discount, in connection with the issuance of the Permitted Senior Notes, or (y) the exchange of Permitted Senior Notes for other Permitted Senior Notes, the replacement of Permitted Senior Notes by other Permitted Senior Notes, or the payment of Permitted Senior Notes with the proceeds of other Permitted Senior Notes.

(b) No Credit Party shall amend, supplement or otherwise modify the terms of any Senior Note Indenture if such amendment, supplement or other modification would not be permitted by the terms of Section 6.02(h).
Section 6.19 Net Leverage Ratio. Brigham Exploration shall not permit the Net Leverage Ratio, as of the end of any fiscal quarter (calculated quarterly at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2011), to be greater than 4.00 to 1.00.
Section 6.20 Permitted Hedge Agreements. The Credit Parties will not enter into any Hydrocarbon Hedge Agreement or Interest Hedge Agreement unless:
(a) such Hydrocarbon Hedge Agreements or Interest Hedge Agreements is made (i) with a Person that is, at the time such Hydrocarbon Hedge Agreement or Interest Hedge Agreement is made, either a Lender or an Affiliate of a Lender, or (ii) with another counterparty rated at least A- or better by S&P or A3 or better by Moody’s; and
(b) the aggregate notional amounts under all such Hydrocarbon Hedge Agreements of the Credit Parties (other than Hydrocarbon Hedge Agreement that are floors) do not exceed (i) the greater of (A) 90% of the Borrower’s proved, developed, producing Hydrocarbon reserves and (B) 65% of Reasonably Forecasted Volumes, in each case, to be produced during the twenty-four (24) month period immediately following any date of determination on an ongoing basis and (ii) the greater of (A) 80% of the Borrower’s proved, developed, producing Hydrocarbon reserves and (B) 50% of Reasonably Forecasted Volumes, in each case, to be produced during the remaining term of such Hydrocarbon Hedge Agreements (such remaining term not to exceed an additional twelve (12) months) after the twenty-four (24) month period immediately following such date of determination (with Borrower’s proved, developed, producing Hydrocarbon reserves to be determined (1) from the date such Hydrocarbon Hedge Agreements are entered into based on the Engineering Report most recently delivered pursuant to Section 2.02 or, to the extent provided by the Borrower, such more recent information and reports concerning the Borrower’s proved, developed, producing Hydrocarbon reserves which are acceptable to the Administrative Agent in its sole discretion and (2) in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) and that such Hydrocarbon Hedge Agreements are entered into as a part of its normal business operations as risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ operations.
ARTICLE VII
EVENTS OF DEFAULT; REMEDIES
Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
(a) Payment. The Borrower shall fail to (i) pay any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) pay any interest on any Note, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or any of the other Loan Documents within three Business Days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by any Credit Party in this Agreement or in any other Loan Document, or (ii) by any Credit Party in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material and adverse respect when made or deemed to be made;
(c) Covenant Breaches. Any Credit Party shall fail to perform or observe (i) any covenant contained in Section 2.05(b), Section 5.02(a), Section 5.06(e), Section 5.12, or Article VI of this Agreement or (ii) any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after notice of such breach or failure has been given to the Borrower by the Administrative Agent;
(d) Cross-Defaults. (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or to require such Debt to be prepaid (other than by a regularly scheduled required prepayment or optional prepayment) prior to the stated maturity thereof;
(e) Insolvency. Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
(f) Judgments. Any judgment or order for the payment of money in excess of $10,000,000 (excluding liabilities to the extent covered by insurance unless the insurer has disputed that such insurance covers such liabilities) shall be rendered against any Credit Party and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Loan Documents. Any Loan Document shall for any reason cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with its terms or cease in any material respect to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent otherwise permitted by this Agreement, or any Credit Party shall so state in writing;
(h) Brigham Exploration. Any Change of Control shall occur; or
(i) Operator. The Borrower ceases to be the primary operating entity for Brigham Exploration and its Subsidiaries and the Borrower and its Subsidiaries cease to be the only Brigham Exploration entities owning Oil and Gas Properties (other than Oil and Gas Properties in the Williston Basin owned by the Williston Entity and/or the General Partner and any miscellaneous Oil and Gas Properties that may be owned by the Midstream Entity).
Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,
(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, Cash Collateralize the Letter of Credit Exposure as security for the Obligations; and
(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.
Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,
(a) (i) the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall Cash Collateralize the outstanding Letter of Credit Exposure as security for the Obligations; and
(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.
Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, the Issuing Lender and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, the Issuing Lender or such Lender may have.
Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which secures any of the Obligations, shall be applied in the following order:
(a) First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or cost and expense indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;

(b) Second, to the ratable payment of accrued but unpaid annual administrative fees of the Administrative Agent, commitment fees, Letter of Credit Fees, and fronting fees owing to the Administrative Agent, the Issuing Lender, and the Lenders in respect of the Advances and Letters of Credit under this Agreement and the Notes;
(c) Third, to the ratable payment of accrued but unpaid interest on the Advances owing under this Agreement and the Notes;
(d) Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Administrative Agent and the Lenders and to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement, if any, then due and payable; and
(e) Fifth, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII
THE GUARANTY
Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.
Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.
Section 8.04 Guarantor’s Waivers.
(a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.
(b) Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.
Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.
Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtains advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07 Liability. It is expressly agreed that, as between each Guarantor and the Administrative Agent and the Lenders, the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.
Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:
(a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or of the Notes, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;
(b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;
(c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;
(d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;
(f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;
(g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;
(h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;
(i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;
(j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or
(k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims during the occurrence and continuance of an Event of Default.
Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.
Section 8.11 Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.
Section 8.12 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.13 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01, 7.02 and 7.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Manager, Lead Arranger, Co-Syndication Agents or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10 Collateral and Guaranty Matters. The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or transferred or to be sold or transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders, or (iv) that is in excess of the requirements of Section 5.11; and
(b) to release any Guarantor from its obligations under its guaranty under Article VIII if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under Article VIII pursuant to this Section 9.10. The Administrative Agent hereby agrees, from time to time upon the prior written request of the Borrower, to execute and deliver such releases and/or termination documents as may be necessary to effectively release any and all of the Liens granted to or held by the Administrative Agent upon any Collateral described in this Section 9.10.
ARTICLE X
MISCELLANEOUS
Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than a Hydrocarbon Hedge Agreement or Interest Hedge Agreement with a Swap Counterparty), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower (or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent (after obtaining the consent of the Majority Lenders)), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a) waive any of the conditions specified in Section 3.01 or 3.02 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender without the written consent of such Lender;
(c) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document without the written consent of each Lender;
(d) amend Section 2.11 or 7.06 or any other Section of the Credit Agreement requiring pro rata sharing of payments among the Lenders in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e) amend Section 10.01 or the definition of “Majority Lenders” or “Supermajority Lenders” without the written consent of each Lender;
(f) release any Guarantor from its obligations under Article VIII of this Agreement without the written consent of each Lender, except as provided in Section 9.10(b);
(g) permit any Credit Party to enter into any merger or consolidation with or into any other Person, except as permitted by Section 6.04, that would have the effect of releasing the Borrower or a Guarantor without the written consent of each Lender;
(h) release all or substantially all of the Collateral without the written consent of each Lender; provided, however, notwithstanding anything in this Section 10.01 to the contrary, the Administrative Agent may without the further consent of any Lender release Collateral relating to sales or transfers of property permitted under this Agreement or any other Loan Documents;
(i) increase the Borrowing Base without the written consent of each Lender;
(j) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document to or for the benefit of the Lenders without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the default rate;
(k) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date without the written consent of each Lender directly affected thereby; or
(l) unless in writing and signed by the Supermajority Lenders, decrease the Borrowing Base; and
(m) unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, the principal or interest owed to such Lender reduced or the final maturity thereof extended, or this clause amended, without the consent of such Lender.
Section 10.02 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower, the Administrative Agent or the Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the Issuing Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, electronic mail address, contact name, telephone number, and telecopier number to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 7.04 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights under the Loan Documents while any Event of Default exists, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Event of Default.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Lead Arranger, the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the negotiation, documentation and administration of this Agreement and the other Loan Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Lead Arranger, Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Lead Arranger, Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.03(f).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Credit Parties and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 10.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder, except as otherwise provided for in Section 6.04, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Exposure) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and Letter of Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, or any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Exposure owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (b), (c), (d), (j) or (k) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.13 and 2.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3500, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i) Resignation as Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder and such appointment shall be effective upon the acceptance by such successor of its appointment as Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Exposure with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(c)).
Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the

extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, any Subsidiary or any Credit Party.
For purposes of this Section, “Information” means all information received from Brigham Exploration or any of its Subsidiaries relating to any of them or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by Brigham Exploration or any of its Subsidiaries, provided that, in the case of information received from Brigham Exploration or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning Brigham Exploration or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 10.09 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or a L/C Extension, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. All obligations of the Borrower and of the Lenders provided for in Sections 2.12, 2.13, 2.14(c), 10.04 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.12 Governing Law. Except as otherwise expressly stated in any Security Instrument, this Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Letter of Credit shall be governed by (a) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or any successor to such publication) if it is a commercial letter of credit or (b) the ISP if it is a standby letter of credit.
Section 10.13 Submission To Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally:
(A) submits itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York for the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in schedule 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant hereto; and
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
Section 10.14 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.
Section 10.15 Oral Agreements. This Agreement and the Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties hereto.
Section 10.16 Production Proceeds. Notwithstanding that, by the terms of the various Security Instruments, the Credit Parties are and will be assigning to the Administrative Agent and the Lenders all of the “Production Proceeds” (as defined therein) and other proceeds accruing to the Property covered thereby, so long as no Event of Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds and other proceeds, subject, however, to the Liens created under the Security Instruments, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Administrative Agent may exercise all rights and remedies granted under the Security Instruments, including the right to obtain possession of all Production Proceeds and other proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds and other proceeds. In no case shall any failure, whether intentional or inadvertent, by the Administrative Agent to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its or the Lenders’ rights under the Security Instruments, nor shall any release of any Production Proceeds or other proceeds by the Administrative Agent to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or other proceeds or of any rights of the Administrative Agent or the Lenders to collect other Production Proceeds or other proceeds thereafter.

Section 10.17 Replacement of Lenders. If any Lender (a) requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (b) is a Defaulting Lender, or (c) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06;
(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable Legal Requirements.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 10.18 Amendment and Restatement. The Borrower, the Agents and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Senior Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing Senior Credit Agreement.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger, are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Lead Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
Section 10.21 Termination. In the event that the Commitments have been reduced to zero, no Letters of Credit are outstanding and all Advances and other Obligations have been fully and finally paid, this Agreement shall terminate (except for provisions expressly stated to survive any such termination), and the Agent and the Lenders shall, upon the request and at the cost and expense of the Borrower, cause to be executed and delivered such releases of Collateral, assignments or other documents or instruments to evidence such termination as the Borrower shall reasonably request.

EXECUTED as of the date first above written.

BORROWER:

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:	/s/ EUGENE B. SHEPHERD, JR. Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer

GUARANTORS:

BRIGHAM EXPLORATION COMPANY

By:	/s/ EUGENE B. SHEPHERD, JR.

Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer

BRIGHAM, INC.

By:	/s/ EUGENE B. SHEPHERD, JR.

Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ ALAN TAPLEY
	Name:	Alan Tapley
	Title:	Assistant Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

LENDERS: BANK OF AMERICA, N.A.
By:	/s/ JEFFREY H. RATHKAMP
Jeffrey H. Rathkamp
Managing Director
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

THE ROYAL BANK OF SCOTLAND plc
By:	/s/ STEVE RAY
	Name:	Steve Ray
	Title:	Director
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

BNP PARIBAS
By:	/s/ RICHARD HAWTHORNE
	Name:	Richard Hawthorne
	Title:	Director

By:	/s/ BETSY JOCHER
	Name:	Betsy Jocher
	Title:	Director
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

NATIXIS
By:	/s/ LIANA TCHERNYSHEVA
	Name:	Liana Tchernysheva
	Title:	Director

By:	/s/ DONOVAN C. BROUSSARD
	Name:	Donovan C. Broussard
	Title:	Managing Director
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

CAPITAL ONE, NATIONAL ASSOCIATION
By:	/s/ PETER SHEN
	Name:	Peter Shen
	Title:	Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ MIKHAIL FAYBUSOVICH
	Name:	Mikhail Faybusovich
	Title:	Director

By:	/s/ VIPUL DHADDA
	Name:	Vipul Dhadda
	Title:	Associate
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

BBVA COMPASS BANK
By:	/s/ SPENCER STASNEY
	Name:	Spencer Stasney
	Title:	Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

COMERICA BANK
By:	/s/ JUSTIN CRAWFORD
	Name:	Justin Crawford
	Title:	Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

ROYAL BANK OF CANADA
By:	/s/ JAY SARTAIN
	Name:	Jay Sartain
	Title:	Authorized Signatory
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

UNION BANK, N.A.
By:	/s/ SCOTT GILDEA
	Name:	Scott Gildea
	Title:	Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ JOHN C. LOZANO
	Name:	John C. Lozano
	Title:	Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

BANK OF SCOTLAND PLC, NEW YORK BRANCH
By:	/s/ JULIA R. FRANKLIN
	Name:	Julia R. Franklin
	Title:	Assistant Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

WELLS FARGO BANK, N.A.
By:	/s/ SCOTT HODGES
	Name:	Scott Hodges
	Title:	Director
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

AMEGY BANK, NATIONAL ASSOCIATION
By:	/s/ MARK A. SERICE
	Name:	Mark A. Serice
	Title:	Senior Vice President
Signature Page to Credit Agreement — Brigham Oil & Gas, L.P.

Schedule 1
Commitments and Pro Rata Shares

		Pro Rata Share of
Lender	Commitment	Borrowing Base	Pro Rata Share
Bank of America, N.A.	$50,307,692.31	$27,250,000	8.384615385%
BNP Paribas	$49,846,153.85	$27,000,000	8.307692308%
The Royal Bank of Scotland plc	$49,846,153.85	$27,000,000	8.307692308%
Capital One, N.A.	$49,846,153.85	$27,000,000	8.307692308%
Natixis	$49,846,153.85	$27,000,000	8.307692308%
Credit Suisse Cayman Islands Branch	$49,846,153.85	$27,000,000	8.307692308%
BBVA Compass Bank	$39,230,769.23	$21,250,000	6.538461538%
Comerica Bank	$39,230,769.23	$21,250,000	6.538461538%
Royal Bank of Canada	$39,230,769.23	$21,250,000	6.538461538%
Union Bank, N.A.	$39,230,769.23	$21,250,000	6.538461538%
U.S. Bank, National Association	$39,230,769.23	$21,250,000	6.538461538%
Lloyds Bank	$39,230,769.23	$21,250,000	6.538461538%
Wells Fargo Bank, N.A.	$39,230,769.23	$21,250,000	6.538461538%
Amegy Bank, National Association	$25,846,153.85	$14,000,000	4.307692308%
Total	$600,000,000.00	$325,000,000.00	100.000000000%

Schedule 4.01
Subsidiaries
Brigham Exploration Company owns 100% of Brigham, Inc., a Nevada corporation.
Brigham Exploration Company owns a 68.5% limited partner interest in Brigham Oil & Gas, L.P., a Delaware limited partnership.
Brigham, Inc. owns a 1% general partner interest and a 30.5% limited partner interest in Brigham Oil & Gas, L.P., a Delaware limited partnership.

Schedule 4.10
Title
Not applicable.

Schedule 4.14
Gas Contracts
Not applicable.

Schedule 4.16
Material Agreements
Indenture, dated September 27, 2010, among the Brigham Exploration Company, Brigham, Inc., Brigham Oil & Gas, L.P. and Wells Fargo Bank, National Association, as Trustee
Rule 144A 83/4% Senior Note due 2018 and Notation of Guarantee of Brigham Exploration Company
Regulation S 83/4% Senior Note due 2018 and Notation of Guarantee of Brigham Exploration Company
Registration Rights Agreement dated September 27, 2010, among Brigham Exploration Company, Brigham Oil & Gas, L.P. and Brigham, Inc. and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC
Purchase Agreement dated September 16, 2010, among Brigham Exploration Company, Brigham Oil & Gas, L.P. and Brigham, Inc. and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC

Schedule 6.01
Permitted Liens
Not applicable.

Schedule 6.02
Permitted Debt
Not applicable.

Schedule 6.02(f)
Additional Permitted Debt
Not applicable.

Schedule 6.07
Permitted Investments

Category	Name	Issuer	Security	CUSIP
Municipal Note	Rhode Island Econ Dev Corp	RISDEV	8412Y5	762236DN4
Certificate of Deposit	Discover Bank FDIC Guaranteed	DFS	N63EA0	254670QZ8
Corporate Notes/Bonds	General Electric Capital Corp.	GE	601357	36962G3Q5
Corporate Notes/Bonds	Campbell Soup Co	CPB	6201E7	134429AM1
Corporate Notes/Bonds	Wal-Mart Stores	WMT	9037F1	931142BV4
Corporate Notes/Bonds	General Electric Capital Corp.	GE	605W03	36962GWB6
Corporate Notes/Bonds	Atlantic Richfield (BP Amoco)	BPLN	613878	048825AV5
Corporate Notes/Bonds	Abbott Laboratories	ABT	608SJ1	002824AP5
Corporate Notes/Bonds	American Home Product (Pfizer)	PFE	813621	026609AM9
Corporate Notes/Bonds	Coca-Cola Company	KO	634620	191216AH3
Corporate Notes/Bonds	General Electric Capital Corp.	GE	603490	36962GW59
Corporate Notes/Bonds	General Electric Capital Corp.	GE	612QR8	36962GW42
Corporate Notes/Bonds	Abbott Laboratories	ABT	6038P2	002824AS9
Corporate Notes/Bonds	BP Capital plc	BPLN	6389R4	G1279MGU4
Corporate Notes/Bonds	Hewlett Packard Co	HPQ	7274G4	428236AX1
Corporate Notes/Bonds	Nestle Holdings	NESTLE	763471	U74078BG7
Corporate Notes/Bonds	Merck & Co Inc	MRK	7628T1	589331AR8
Corporate Notes/Bonds	General Dynamics	GD	7528G8	369550AP3
Corporate Notes/Bonds	BP Capital plc	BPLN	624FK4	05565QBM9
Corporate Notes/Bonds	Hershey Company	HSY	7261M1	427866AN8
Corporate Notes/Bonds	Shell International Finance (Royal Dutch Shell plc)	RDSALN	8629A6	822582AG7
Corporate Notes/Bonds	Total Capital	TOTAL	792F83	F9208ZJM0
Corporate Notes/Bonds	Total Capital	TOTAL	791610	F9208ZCT2
Corporate Notes/Bonds	Caterpillar Financial Services	CAT	642A42	14912L3G4
Corporate Notes/Bonds	John Deere Capital	DE	7902F5	24422EQD4
Corporate Notes/Bonds	Toyota Motor Credit	TOYOTA	802867	U89233RA7
Corporate Notes/Bonds	Chubb Corp	CB	621EH7	171232AF8
Corporate Notes/Bonds	General Electric Capital Corp.	GE	605KF3	36962GZ56
Corporate Notes/Bonds	General Electric Capital Corp.	GE	603G08	36962GT38
Corporate Notes/Bonds	General Electric Capital Corp.	GE	609MP1	36962GM68
Corporate Notes/Bonds	Burlington Resources	COP	634W03	12201PAM8
Corporate Notes/Bonds	BP Capital plc	BPLN	6388J1	G1279MHS8
Corporate Notes/Bonds	Hewlett Packard Co	HPQ	7274H2	428236AL7
Corporate Notes/Bonds	General Electric Capital Corp.	GE	6028T3	36962GG57
Corporate Notes/Bonds	Costco Companies	COST	660CT7	22160KAB1
Corporate Notes/Bonds	John Deere Capital	DE	620NJ3	244217BG9
Corporate Notes/Bonds	United Tech Corp	UTX	8814T1	913017BF5
Corporate Notes/Bonds	Total Capital	TOTAL	7919A1	F9208ZGL5
Corporate Notes/Bonds	General Electric Capital Corp.	GE	606VP0	36962GYY4
Govt./Psuedo Govt.	FNMA Not Callable	FNMA	FF2UK9	31398AWQ1
Govt./Psuedo Govt.	FHLB Not Callable	FHLB	FJ1573	3133XYC29

Schedule 10.02
Notice Information
BORROWER:
Brigham Oil & Gas, L.P.
6300 Bridge Point Parkway, Building 2, Suite 500
Austin, Texas 78730
Attention: Gene Shepherd, Chief Financial Officer
Phone: (512) 427-3327
Fax:      (512) 626-4115
ADMINISTRATIVE AGENT:

Credit Services
Primary	(daily borrowing/repaying activity; fees)
Kristen Gilliam
   Credit Services Representative
Bank of America, N.A.
Mail Code: NC1-001-15-04
One Independence Center
101 N. Tryon St.
Charlotte, NC 28255-0001
Phone: 704-388-1524
Fax: 704-409-0024
Email: kristen.gilliam@bankofamerica.com
Secondary
Debbie Chapman
Credit Services Representative
Bank of America, N.A.
Phone: 704-386-9046
Fax: 704-409-0026
Email: debbie.m.chapman@bankofamerica.com
Wire Instructions:
Bank of America, N.A. ABA #: 026-009-593
New York, NY Acct.#: 136-621-225-0600
Attn:   Credit Services
Ref:     Brigham Oil & Gas

Agency Management:
Primary	(financial reporting requirements, bank group communications, Bank of America Logistics)
Matthew Correia
Agency Management Officer
Bank of America, N.A.
Mail Code: MA5-100-11-02
100 Federal Street
Boston, MA 02110
Telephone: 617-434-3663
Fax: 617-434-0474
Email: matthew.c.correia@bankofamerica.com
Secondary
Michael Langmeyer
Agency Management Officer
Bank of America, N.A.
Telephone: 617-434-5451
Fax: 617-434-0474
Email: michael.r.langmeyer@bankofamerica.com
Issuing Letters of Credit:
Primary
Alfonso Malave
Trade Services
Bank of America, N.A.
PA6-580-02-30
   1 Fleet Way
   Scranton, PA
Telephone: 570-330-4212
Fax: 570-330-4186 Email: alfonso.malave@bankofamerica.com

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee]. (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[indicate Affiliate or Approved Fund of [identify Lender]][1]

3. Borrower:	Brigham Oil & Gas, L.P.

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5. Credit Agreement:	Credit Agreement, dated as of February _____, 2011, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Lender
6. Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment	Commitment	Assigned of
Facility Assigned	for all Lenders[1]	Assigned[1]	Commitment[2]
Revolving Credit Facility	$	$		%

7. Trade Date:	[3]
Effective Date: ___  _____, 20  _____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and][4] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

[Consented to:][5]

By:

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Annex 1 To Assignment And Assumption
Credit Agreement Dated As Of February___, 2011, Among Brigham Oil & Gas, L.P., The
Lenders From Time To Time Party Thereto, And Bank Of America, N.A., As
Administrative Agent And As Issuing Lender
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.06 (a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
FOR THE PERIOD FROM ___, 20 __ TO ___, 20__
This certificate dated as of  _____, 20  _____  is prepared pursuant to the Fifth Amended and Restated Credit Agreement dated as of February  _____, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.
Brigham Exploration hereby certifies (a) that no Default or Event of Default has occurred or is continuing [other than as disclosed on a schedule hereto] and (b) that as of the date hereof, the following amounts and calculations are true and correct:
I. Section 6.16 Current Ratio.

(a) consolidated current assets of Brigham Exploration and its consolidated Subsidiaries[1]	$

(b) consolidated current liabilities of Brigham Exploration and its consolidated Subsidiaries[2]	$

Current Ratio = (a) divided by (b)

Minimum Current Ratio		1.00 to 1.00

Compliance	Yes No

[1]	The aggregate Unused Commitment Amount (excluding the Unused Commitment Amount of any Defaulting Lender) shall be treated as a consolidated current asset.

[2]	The consolidated current liabilities will exclude current maturities of long-term debt.

II. Section 6.19 Net Leverage Ratio.

(a) Funded Debt	$

(b) Cash and Cash Equivalents of Brigham Exploration and its consolidated Subsidiaries as of such date not subject to any Liens[3]	$

(c) (a) — (b)	$

(d) EBITDA =

(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) — (viii)	$

(i) Consolidated Net Income	$
(ii) Interest Expense[4]	$
(iii) taxes[4]	$
(iv) depreciation[4]	$
(v) amortization[4]	$
(vi) depletion[4]	$
(vii) other non-cash charges[4]	$
(viii) non-cash income[5]	$

Net Leverage Ratio = (c) divided by (d)

Maximum Net Leverage Ratio		4.00 to 1.00

Compliance	Yes No

[3]
Other than Liens securing the Obligations and customary Liens in favor of the bank, broker or other party with whom the accounts for such cash and Cash Equivalents are maintained (other than Liens consisting of margin to secure or provide cover for market exposures).

[4]	To the extent deducted in determining Consolidated Net Income for such period.

[5]	To the extent added in determining Consolidated Net Income for such period.

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as an officer of Brigham Exploration and not in my individual capacity as of ___ _____, 20_.

BRIGHAM EXPLORATION COMPANY

By:

Name:

Title:

EXHIBIT C
FORM OF NOTICE OF BORROWING
[Date]
Bank of America, N.A., as Administrative Agent
Mail Code: NCI-001-15-04
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255-0001
Attention: Debbie M. Chapman, Credit Services
Ladies and Gentlemen:
The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), refers to the Fifth Amended and Restated Credit Agreement dated as of February  _____, 2011 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (the “Administrative Agent”), and hereby gives you irrevocable notice pursuant to Section 2.03(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:
(a)	The Business Day of the Proposed Borrowing is _____, _____.

(b)	The aggregate amount of the Proposed Borrowing is $ _____.

(c)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(i)
the representations and warranties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)	no Default or Event of Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and

(iii)	after giving effect to such Proposed Borrowing, no Borrowing Base Deficiency exists.

Very truly yours,
BRIGHAM OIL & GAS, L.P.

By: Brigham, Inc., its general partner

By:

Name:

Title:

EXHIBIT D
FORM OF NOTICE OF CONVERSION OR CONTINUATION
[Date]
Bank of America, N.A., as Administrative Agent
Mail Code: NCI-001-15-04
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255-0001
Attention: Debbie M. Chapman, Credit Services
Ladies and Gentlemen:
The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), refers to the Fifth Amended and Restated Credit Agreement dated as of February      , 2011 (as the same may be amended, modified, or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) by and among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (“Lenders”), and Bank of America, N.A., as administrative agent (“Administrative Agent”) for the Lenders, and hereby gives you irrevocable notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such [Conversion][Continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.03(b) of the Credit Agreement:
(a)	The Business Day of the Proposed [Conversion][Continuation] is , .
(b)	The aggregate amount of the existing Advance to be Converted or Continued is $ (“Existing Advance”).
(c)
The Proposed [Conversion][Continuation] consists of [a Conversion of the Existing Advance to a [Base Rate Advance] [Eurodollar Rate Advance]] [a Continuation of the Existing Advance as a Eurodollar Rate Advance].

(d)	[The Interest Period for the Proposed [Conversion][Continuation] is month[s].]

The Borrower hereby certifies that the following statement is true on the date hereof, and will be true on the date of the Proposed [Conversion][Continuation]:
(i)	no Default or Event of Default has occurred and is continuing or would result from such Proposed [Conversion][Continuation] or from the application of the proceeds therefrom.

Very truly yours, BRIGHAM OIL & GAS, L.P.
By:	Brigham, Inc., its general partner
By:
Name:
Title:

EXHIBIT E
FORM OF NOTE

$	, 20
For value received, the undersigned, BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of ___ (“Payee”) the principal amount of                                            and No/100 Dollars ($                     ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement. The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement (as defined below).
This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Fifth Amended and Restated Credit Agreement dated as of February 23, 2011, (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Bank of America, N.A, as administrative agent (the “Administrative Agent”) for the Lenders. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at such location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.
This Note is secured by the Security Instruments and guaranteed pursuant to Article VIII of the Credit Agreement.
Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

BRIGHAM OIL & GAS, L.P.
By:	Brigham, Inc., its general partner
By:
Eugene B. Shepherd, Jr.
Executive Vice President and Chief Financial Officer
Signature Page to Note

EXHIBIT F
FORM OF MORTGAGE AMENDMENT
THIRD AMENDMENT TO AMENDED AND RESTATED MORTGAGE,
DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY
AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT
by and among
BRIGHAM OIL & GAS, L.P.
a Delaware limited partnership,
as grantor and mortgagor,
JEFFREY H. RATHKAMP
as Trustee
FOR THE BENEFIT OF
BANK OF AMERICA, N.A.,
as Administrative Agent,
as beneficiary,
AND TO
BANK OF AMERICA, N.A.,
as Administrative Agent,
as Mortgagee
THIS INSTRUMENT COVERS THE INTEREST OF MORTGAGOR IN MINERALS OR THE LIKE (INCLUDING OIL AND GAS) BEFORE EXTRACTION AND THE SECURITY INTEREST CREATED BY THIS INSTRUMENT ATTACHES TO SUCH MINERALS AS EXTRACTED AND TO ACCOUNTS RESULTING FROM THE SALE THEREOF AT THE WELLHEAD. THIS INSTRUMENT COVERS MORTGAGOR’S INTEREST IN FIXTURES. THIS AMENDMENT IS A FINANCING STATEMENT, AMONG OTHER THINGS, AND AS SUCH, THIS INSTRUMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.
Prepared by and after recording return to:
Bracewell & Giuliani L.L.P.
c/o M. Catherine Özdoðan
711 Louisiana Street, Suite 2300
Houston, Texas 77002

THIRD AMENDMENT TO AMENDED AND RESTATED MORTGAGE,
DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY
AGREEMENT, FIXTURE FILING, AND
FINANCING STATEMENT
THIS THIRD AMENDMENT TO AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT (this “Amendment”) dated effective as of February 23, 2011 (the “Effective Date”) is executed by BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, whose address for notice is 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, as grantor and mortgagor (“Mortgagor”), JEFFREY H. RATHAKMP, whose address for notice is 100 Federal Street, Boston, Massachusetts 02110, as Trustee (“Trustee”), and to and for the benefit of BANK OF AMERICA, N.A., whose address for notice is 100 Federal Street, Boston, Massachusetts 02110, as Administrative Agent (with any successor administrative agents, “Administrative Agent”), and mortgagee (“Mortgagee”).
RECITALS:
A. In connection with and in order to secure the obligations of Mortgagor under that certain Fourth Amended and Restated Credit Agreement dated June 29, 2005 among Mortgagor, Bank of America, N.A., as administrative agent for the banks party thereto, and certain other lenders party thereto (the “Fourth Amended and Restated Credit Agreement”), Mortgagor, as grantor and mortgagor, executed and delivered that certain Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of March 21, 2003 to CARY HUGHES, as trustee (the “Original Trustee”), and to and for the benefit of the Original Mortgagee (the “Amended and Restated Mortgage”), which instrument was amended and supplemented by (a) that certain First Supplement to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the “First Supplement”) executed and delivered by Mortgagor to the Original Trustee and to and for the benefit of Société Générale (the “Original Mortgagee”), (b) that certain First Amendment to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the “First Amendment”) executed and delivered by Mortgagor to GRAEME BULLEN (“First Successor Trustee”) and to and for the benefit of Original Mortgagee, (c) that certain Second Amendment to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the “Second Amendment”) executed and delivered by Mortgagor to Trustee and to and for the benefit of Mortgagee and (d) that certain Second Supplement to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the “Second Supplement”) executed and delivered by Mortgagor to the Trustee and to and for the benefit of Mortgagee (collectively, the Amended and Restated Mortgage, the First Supplement, the First Amendment, the Second Amendment and the Second Supplement are referred to herein as the “Original Mortgage”). The Original Mortgage has been filed of record and recorded as set forth in Schedule 1 attached hereto and made a part hereof. The Original Mortgage encumbers the Mortgaged Property more particularly described therein.

1

B. Mortgagor, Administrative Agent, and certain other lenders party thereto from time to time are parties to that certain Fifth Amended and Restated Credit Agreement dated effective as of February 23, 2011, and all supplements thereto and amendments or modifications thereof, and all agreements, given in substitution therefore or in restatement, renewal or extension thereof, in whole or in part (the “Fifth Amended and Restated Credit Agreement”) which amends and restates the Fourth Amended and Restated Credit Agreement; the Fifth Amended and Restated Credit Agreement constitutes for all purposes an amendment and restatement of the Fourth Amended and Restated Credit Agreement and not a new or substitute agreement. Administrative Agent and the other lenders party to the Fifth Amended and Restated Credit Agreement from time to time may be referred to periodically herein as, individually, a “Lender” and, collectively, as the “Lenders.”
C. Pursuant to the Fifth Amended and Restated Credit Agreement, Mortgagor has agreed to enter into this Amendment. In addition, the execution and delivery of this Amendment by Mortgagor to Trustee and to Mortgagee is a condition to the Lenders’ obligations under the Fifth Amended and Restated Credit Agreement.
D. Capitalized terms not defined in this Amendment have the meanings assigned to such terms in the Original Mortgage.
NOW, THEREFORE, in consideration of the foregoing, in order to comply with the terms, provisions, and conditions of the Fifth Amended and Restated Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor, Trustee, and Mortgagee hereby agree as follows:
Section 1. Amendments to Original Mortgage. The Original Mortgage is hereby amended as follows:
(a) As applicable and where appropriate, all references in the Original Mortgage to the Fourth Amended and Restated Credit Agreement (other than in the Recitals thereto) are hereby deleted and replaced with references to the Fifth Amended and Restated Credit Agreement. The term “Fifth Amended and Restated Credit Agreement” has the meaning set forth in Recital B to this Amendment and is hereby incorporated into the Original Mortgage.
(b) Section 1.03(b) of the Original Mortgage is hereby deleted in its entirety and replaced with the following:
“Full payment and performance of all promissory notes, letters of credit, or other evidences of indebtedness issued from time to time pursuant to the Fifth Amended and Restated Credit Agreement, including, without limitation, those certain promissory notes having a maturity date of February 23, 2016.”
Section 2. Effect of Amendment. Except as expressly amended and supplemented hereby, the Original Mortgage shall remain in full force and effect. Nothing in this Amendment releases any right, claim, lien, security interest or entitlement of the Administrative Agent or the Lenders created by or contained in the Original Mortgage or releases the Mortgagor from any covenant, warranty or obligation created by or contained in the Original Mortgage.

2

Section 3. Counterparts. As noted in Section 6.09 of the Original Mortgage, the instrument was executed in several counterparts, all of which are identical, except that to facilitate recordation, where the Mortgaged Property was situated in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart was recorded were attached as Exhibit A thereto. A complete Exhibit A for the Amended and Restated Mortgage was attached to the counterpart filed in Brooks County, Texas as County Clerk’s File Number 077753, in Volume 232, at Page 1. A complete Exhibit A for the First Supplement was attached to the counterpart filed in Brooks County, Texas as County Clerk’s File Number 079344, in Volume 241, at Page 307. A complete Exhibit A for the First Amendment was attached to the counterpart filed in Brooks County, Texas as County Clerk’s File Number 080918, in Volume 251, at Page 39. A complete Exhibit A for the Second Amendment was attached to the counterpart filed in Brooks County, Texas as County Clerk’s File Number [          ], in Volume [     ], at Page [     ]. A complete Exhibit A for the Second Supplement was attached to the counterpart filed in Brooks County, Texas as County Clerk’s File Number 087728, in Volume 296, at Page 737. This Amendment is also being executed in several counterparts, all of which are identical. A complete listing of all of the Mortgaged Property can be obtained by reference to the Exhibit A attached to the counterpart to the Amended and Restated Mortgage filed in the real property records of Brooks County, Texas, the Exhibit A attached to the counterpart to the First Supplement filed in the real property records of Brooks County, Texas, the Exhibit A attached to the counterpart to the First Amendment filed in the real property records of Brooks County, Texas, the Exhibit A attached to the counterpart to the Second Amendment filed in the real property records of Brooks County, Texas, the Exhibit A attached to the counterpart to the Second Supplement filed in the real property records of Brooks County, Texas and the Exhibit A attached to the counterpart to this Amendment filed in the real property records of Brooks County, Texas.
Section 4. Ratification of Original Mortgage. The Original Mortgage is hereby ratified, adopted, confirmed and renewed, except with respect to properties, rights and interests previously released in writing by the Administrative Agent. All representations, warranties and covenants of the Mortgagor in the Original Mortgage are hereby repeated, remade and incorporated herein by reference on and as of the date hereof, except to the extent changed by the transactions contemplated by this Amendment, the Original Mortgage, or previously released in writing by the Administrative Agent and except to the extent that such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
Section 5. Successors and Assigns. The terms, provisions, covenants and conditions hereof shall be binding upon the Mortgagor, and the successors and assigns of the Mortgagor, and shall inure to the benefit of Administrative Agent and its successors and assigns. All references in this Amendment to Mortgagor, Administrative Agent or Lenders shall be deemed to include such successors or assigns.

3

Section 6. Further Assurances. The Assignor hereby authorizes the Mortgagee to file all such further releases, amendments, termination statements, documents, agreements, certificates and instruments and do such further acts as the Mortgagee may reasonably require to more effectively evidence or effectuate the assignment described herein.
Section 7. National Flood Insurance Program. Notwithstanding any provision in this Amendment to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” (as defined in the Original Mortgage) and no Building or Manufactured (Mobile) Home is hereby encumbered by this Amendment. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
Section 8. Miscellaneous. This Amendment shall be considered a “Security Instrument” as such term is defined in the Original Mortgage.
Section 9. CHOICE OF LAW. THIS AMENDMENT SHALL, WITHOUT REGARD TO CONFLICTS OF LAW, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE PROPERTY IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE PROPERTY) NECESSARILY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS, SECURITY INTERESTS AND OTHER RIGHTS AND REMEDIES OF THE TRUSTEE OR ADMINISTRATIVE AGENT GRANTED HEREIN, THE LAW OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.

4

NOTICE TO MORTGAGOR:
A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. WITH RESPECT TO PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE STATE OF OKLAHOMA, SUCH POWER OF SALE IS GRANTED PURSUANT TO THE OKLAHOMA MORTGAGE FORECLOSURE ACT (AS DEFINED IN SECTION 1.01 OF THIS MORTGAGE). THIS POWER OF SALE MAY ALLOW TRUSTEE OR MORTGAGEE, AS APPLICABLE, TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE OF AN EVENT OF DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS ALL PRODUCTS AND PROCEEDS OF MORTGAGED PROPERTY.
[SIGNATURE PAGES FOLLOW]

5

IN WITNESS HEREOF, Mortgagor has executed and delivered this Amendment effective as of the day and year first above written.

MORTGAGOR:

BRIGHAM OIL & GAS, L.P., a Delaware limited partnership

By:	Brigham, Inc., a Nevada corporation,
its General Partner

By:
Eugene B. Shepherd, Jr.
Executive Vice President and Chief Financial Officer

STATE OF	§
§
COUNTY OF	§
Before me, a Notary Public in and for said county and state, on this February       , 2011, personally appeared EUGENE B. SHEPHERD, JR., to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as Executive Vice President and Chief Financial Officer of BRIGHAM, INC., a Nevada corporation, as general partner of BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, and acknowledged to me that such person executed the same as such person’s free and voluntary act and deed, and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

Notary Public in and for the State of

Notarial Seal:
Signature Page to Third Mortgage Amendment

IN WITNESS HEREOF, Mortgagee has executed and delivered this Amendment effective as of the day and year first above written.

MORTGAGEE: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

STATE OF	§
§
COUNTY OF	§
Before me, a Notary Public in and for said county and state, on this February      , 2011, personally appeared                                           , to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as                                             of Bank of America, N.A., and acknowledged to me that such person executed the same as such person’s free and voluntary act and deed, and as the free and voluntary act and deed of such entity for the uses and purposes therein set forth.

Notary Public in and for the State of

Notarial Seal:
Signature Page to Third Mortgage Amendment